Exhibit T3E(i)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF MARYLAND

(Baltimore Division)

)
In re:	)	Chapter 11
)
ADFITECH, INC.,[1]	)	Case No. 09 -17788 (DWK)
)
Debtor.	)
)

PROPOSED DISCLOSURE STATEMENT FOR THE SECOND AMENDED CHAPTER 11

PLAN OF REORGANIZATION FOR ADFITECH, INC.

VENABLE LLP

Richard L. Wasserman

David E. Rice

750 East Pratt Street, Suite 900

Baltimore, Maryland 21202

(410) 244-7400

Counsel to ADFITECH, Inc.,

Debtor and Debtor-in-Possession

Dated: January 5, 2010

Baltimore, Maryland

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL, BUT HAS NOT YET BEEN APPROVED, BY THE BANKRUPTCY COURT.

[1]

This chapter 11 case was jointly administered with the chapter 11 cases of (i) TMST, Inc. f/k/a Thornburg Mortgage, Inc., (ii) TMST Acquisition Subsidiary, Inc. f/k/a Thornburg Acquisition Subsidiary, Inc., (iii) TMST Home Loans, Inc. f/k/a Thornburg Mortgage Home Loans, Inc., and (iv) TMST Hedging Strategies, Inc. f/k/a Thornburg Mortgage Hedging Strategies, Inc. under case no. 09-17787 until November 2, 2009, when the Bankruptcy Court entered an Order Severing Joint Administration with Respect to the Chapter 11 Case of ADFITECH, Inc. [Adfitech Docket No. 27].

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. EASTERN TIME ON [________ ___, ___], UNLESS EXTENDED BY ORDER OF THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF MARYLAND.

THIS DISCLOSURE STATEMENT, THE SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION, DATED JANUARY 5, 2010, ATTACHED HERETO AS EXHIBIT A, THE OTHER EXHIBITS ATTACHED HERETO, THE ACCOMPANYING BALLOTS AND THE RELATED MATERIALS DELIVERED TOGETHER HEREWITH ARE BEING FURNISHED BY THE DEBTOR TO RECORD HOLDERS OF CERTAIN IMPAIRED CLASSES OF CLAIMS. AS MORE FULLY DISCUSSED IN THIS DISCLOSURE STATEMENT, PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE IN CONNECTION WITH THE SOLICITATION BY THE DEBTOR OF VOTES TO ACCEPT THE PLAN AS DESCRIBED HEREIN.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO THE ENTRY OF AN ORDER OF THE BANKRUPTCY COURT AND OTHER CONDITIONS. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

HOLDERS OF CLAIMS AGAINST THE DEBTOR ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER ALL MATTERS SET FORTH IN THIS DISCLOSURE STATEMENT, INCLUDING BUT NOT LIMITED TO THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT UNDER “CERTAIN FACTORS AFFECTING THE DEBTOR” IN SECTION VI HEREOF.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF EQUITY INTERESTS IN, THE DEBTOR (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED HEREIN OR THIS DISCLOSURE STATEMENT OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL THE SECURITIES DESCRIBED HEREIN AND IS NOT A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

NONE OF THE SECURITIES TO BE ISSUED TO HOLDERS OF ALLOWED CLAIMS PURSUANT TO THE PLAN WILL HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT, OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND SUCH SECURITIES WILL BE ISSUED IN RELIANCE ON EXEMPTIONS FROM THE SECURITIES ACT AND EQUIVALENT STATE LAWS.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE, AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR WITH ADEQUATE INFORMATION (AS DEFINED IN THE BANKRUPTCY CODE) SO THAT THEY CAN MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING, SECURITIES OF THE DEBTOR SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

THERE HAS BEEN NO INDEPENDENT AUDIT OF THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR IN ANY EXHIBIT HERETO. THIS DISCLOSURE STATEMENT WAS COMPILED FROM INFORMATION OBTAINED BY THE DEBTOR FROM NUMEROUS SOURCES BELIEVED TO BE ACCURATE TO THE BEST OF THE DEBTOR’S KNOWLEDGE, INFORMATION AND BELIEF. ALTHOUGH THE DEBTOR HAS MADE REASONABLE EFFORTS TO BE ACCURATE IN ALL MATERIAL MATTERS, THE DEBTOR IS UNABLE TO WARRANT OR REPRESENT THAT ALL INFORMATION CONTAINED HEREIN IS COMPLETELY ACCURATE.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THE DEBTOR IS UNDERTAKING OR HAS UNDERTAKEN ANY DUTY TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT AND THE RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING OR REJECTING THE PLAN. NO REPRESENTATIONS ARE AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTOR, ITS BUSINESS OPERATIONS, THE VALUE OF ITS ASSETS OR THE VALUES OF THE SECURITIES DESCRIBED HEREIN TO BE ISSUED OR BENEFITS OFFERED PURSUANT TO THE PLAN, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT. HOLDERS OF CLAIMS SHOULD NOT RELY UPON ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE ACCEPTANCE OF THE PLAN OTHER THAN THOSE SET FORTH IN THIS DISCLOSURE STATEMENT.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN AND CERTAIN OF THE PLAN DOCUMENTS. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN OR THE APPLICABLE PLAN DOCUMENTS AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN OR THE APPLICABLE PLAN DOCUMENTS ARE CONTROLLING. THE SUMMARIES OF THE PLAN AND THE PLAN DOCUMENTS IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE PLAN AND THE APPLICABLE PLAN DOCUMENTS, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN THE PLAN AND SUCH PLAN DOCUMENTS. ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND THE PLAN DOCUMENTS, AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS HERETO.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTOR OR HOLDERS OF CLAIMS OR EQUITY INTERESTS.

THIS DISCLOSURE STATEMENT CONTAINS STATEMENTS THAT ARE FORWARD-LOOKING. FORWARD-LOOKING STATEMENTS ARE STATEMENTS OF EXPECTATIONS, BELIEFS, PLANS, OBJECTIVES, ASSUMPTIONS, PROJECTIONS, AND FUTURE EVENTS OR PERFORMANCE. AMONG OTHER THINGS, THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO REORGANIZED ADFITECH. THESE STATEMENTS, ESTIMATES, AND PROJECTIONS MAY OR MAY NOT PROVE TO BE CORRECT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE REFLECTED IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. FORWARD-LOOKING STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS, INCLUDING, AMONG OTHERS, THOSE DESCRIBED HEREIN. SEE SECTION VI, “CERTAIN FACTORS AFFECTING THE DEBTOR” FOR A DESCRIPTION OF VARIOUS RISKS RELATING TO THE SECURITIES TO BE ISSUED PURSUANT TO THE PLAN AND RISKS ASSOCIATED WITH THE BUSINESS OF REORGANIZED ADFITECH. THE DEBTOR UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT. NEW FACTORS EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE TO PREDICT ALL SUCH FACTORS, NOR CAN THE IMPACT OF ANY SUCH FACTORS BE ASSESSED.

HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

v

D.	Means for Execution-Funding of the Plan	14
	1. Continued Corporate Existence	14
	2. New Securities	15
	3. New Notes	16
	4. Plan Cash	16
	5. Bankruptcy Causes of Action	17
	6. Net Operating Losses	17
E.	Disbursements under the Plan	17
F.	Plan Effectiveness	17
G.	Releases and Injunctions	17
	1. Discharge	17
	2. Limitation of Liability	18
	3. Releases	19
	4. Indemnification	20
H.	Retention of Jurisdiction	20
I.	Modification of the Plan	22
J.	Miscellaneous Provisions	22
	1. No Interest	22
	2. Vesting of Property	23
	3. Preservation of Causes of Action	23
	4. Creditors’ Committee	23
	5. Governing Law	24
	6. No Liability for Solicitation or Participation	24

V. SECURITIES LAW MATTERS		24

VI. CERTAIN FACTORS AFFECTING THE DEBTOR		27
A.	Certain Risks Related to the Plan	27
	1. Undue Delay in Confirmation of the Plan May Significantly Disrupt Operations of the Debtor	27
	2. The Debtor May Not Be Able to Obtain Confirmation	27
	3. Parties in Interest May Object to the Debtor’s Classification of Claims	28
	4. Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Various Factual Determinations	28
B.	Risks Related to the Capitalization and Financial Results of Reorganized Adfitech	28
	1. Risks Associated with the New Securities	28
	2. Risks Associated with the New Notes and the New Note Agreement	29
	3. Risks Associated with Reorganized Adfitech’s Projected Financial Results	30
C.	Risks Related to the Operational Results of Reorganized Adfitech	30
	1. A Prolonged Economic Downturn, Changes in the Mortgage Industry and Other External Events Would Adversely Affect the Debtor’s Business and Financial Condition	30
	2. The Chapter 11 Case May Have Negatively Affected the Business of Reorganized Adfitech Including Relationships with Certain Customers and Vendors, Which Could Adversely Impact Reorganized Adfitech’s Future Financial and Operating Results	30

	3. The Inability to Retain or Recruit Key Officers and Employees for Reorganized Adfitech Could Disrupt Its Business Operations	30

VII. U.S. FEDERAL INCOME TAX CONSEQUENCES		31
A.	Consequences for Adfitech	32
B.	Consequences for Holders	32
	1. Classes 1, 2, 3 and 4 – Secured Claims, Employee Claims, Other Priority Claims and Administrative Convenience Claims	32
	2. Classes 5 and 6 – General Unsecured Claims and Senior Notes Guarantee Claims	33
	3. Class 7 – Subordinated Notes Guarantee Claims	34
	4. Class 8 – Interests in Adfitech	34
C.	Information Reporting and Backup Withholding	34
D.	Importance of Obtaining Professional Tax Assistance	34

VIII. LEGAL REQUIREMENTS FOR CONFIRMATION		35
A.	Best Interests Test	35
B.	Liquidation Analysis	35
C.	Plan Feasibility	36
D.	Plan Alternatives	36

IX. RECOMMENDATIONS		38

EXHIBIT A – Second Amended Chapter 11 Plan of Reorganization for ADFITECH, Inc.

EXHIBIT B – Liquidation Analysis

EXHIBIT C – Feasibility Analysis

I. INTRODUCTION

This Disclosure Statement is provided by the Debtor, ADFITECH, Inc., a Nevada corporation (defined herein as “Adfitech” or the “Debtor”), in connection with the solicitation of acceptances of its Second Amended Chapter 11 Plan of Reorganization (the “Plan”),2 a copy of which is attached as Exhibit A.3

THE DEBTOR RECOMMENDS THAT THE PLAN BE ACCEPTED.

No person has been authorized to give any information or to make any representation not contained in this Disclosure Statement or the Plan in connection with the solicitation of acceptances of the Plan. If given or made, any such information or representation must not be relied upon as having been authorized by the Debtor, any attorney, agent or other representative of the Debtor, or any creditor of the Debtor. Although the Debtor believes that the information contained herein is as accurate as possible under the circumstances of these cases, the Debtor is unable to warrant or represent that such information is accurate. Financial information contained herein has not been subject to a review by certified public accountants and has not been subjected to an audit.

All Holders of Claims and Interests are urged to read this Disclosure Statement and the Plan carefully in order to formulate an informed opinion as to the manner in which the Plan affects their Claims against, or Interests in, the Debtor.

The deadline for voting on the Plan is __________ at 4:00 p.m. (Eastern Standard Time). For your ballot to be counted, it must be received no later than 4:00 p.m. on _________ at the following address:

For ballots sent via the US Postal Service (via first class mail or U.S.P.S. Express Mail):	ADFITECH, Inc. Ballot Processing Center c/o Epiq Bankruptcy Solutions, LLC FDR Station, P.O. Box 5014 New York, New York 10150-5014

For ballots sent by overnight courier or hand delivered mail:	Epiq Bankruptcy Solutions, LLC Attn: ADFITECH, Inc. Ballot Processing Center 757 Third Avenue, Third Floor New York, New York 10017

If you are entitled to vote on the Plan, your ballot is enclosed herewith. Please complete and sign your ballot immediately and return it in the enclosed self-addressed, stamped envelope.

[2]

The obligations of the TMST Debtors (defined in the Plan), the resolution of the allowance of claims against and equity interests in the TMST Debtors, and distributions to the creditors of the TMST Debtors will be addressed separately in the bankruptcy cases of the TMST Debtors pending in the United States Bankruptcy Court for the District of Maryland under case no. 09-17787 (DWK).

[3]	Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

A.	Class and Claims Summary.

Following are brief descriptions of each of the Classes of Claims and Interests under the Plan and the approximate amounts of Claims for each Class. The amounts of the Claims set forth herein for each Class of Claims are provided for convenience only. These amounts may not accurately reflect the total amounts of Claims ultimately deemed Filed or Allowed in each Class and are not admissions as to the allowability, classification or amount of such Claims. Adfitech reserves all rights to object to any and all Claims filed in this chapter 11 case, or any portions thereof.

Class 1 – Secured Claims consists of all Allowed Secured Claims against Adfitech. According to Adfitech’s schedules, Adfitech’s books and records and the proofs of claim filed in this chapter 11 case, there are no Secured Claims.4

Class 2 – Employee Claims consists of all Allowed Claims arising under section 507(a)(4) of the Bankruptcy Code that are asserted by employees of Adfitech in connection with their employment, including, without limitation, Claims arising from or relating to salaries or wages, accrued paid vacation, health related benefits, severance benefits, field management and executive/administrative management incentive plans and similar employee benefits. According to Adfitech’s schedules, Adfitech’s books and records and the proofs of claim filed in this chapter 11 case, there are no Employee Claims. All amounts with respect to Employee Claims were authorized to be paid pursuant to the Order entered by the Bankruptcy Court on May 6, 2009, and the Employee Claims were paid in accordance therewith on May 8, 2009.

Class 3 – Other Priority Claims consists of all Allowed Claims asserted against Adfitech under section 507(a)(3) through section 507(a)(9) of the Bankruptcy Code other than Employee Claims and Priority Tax Claims. According to Adfitech’s schedules, Adfitech’s books and records and the proofs of claim filed in this chapter 11 case, there are no Other Priority Claims.

Class 4 – Administrative Convenience Claims consists of all Allowed Unsecured Claims in the amount of $15,000 or less (or a Claim larger than $15,000 that the Holder of such Claim agrees to reduce to $15,000) that is not a Priority Claim, a Priority Tax Claim, a Post-Petition Tax Claim, a Guarantee Claim, an Employee Claim or an Administrative Claim. According to Adfitech’s schedules, Adfitech’s books and records and the proofs of claim filed in this chapter 11 case, Administrative Convenience Claims total approximately $6,000.5

[4]

With the exception of claims for accrued real property taxes that would be Priority Tax Claims, Adfitech is not aware of any Claim that is secured by a lien on, or other security interest in, any property of the Adfitech estate. To the extent that noteholders or other parties have filed proofs of claim asserting Claims purportedly “secured” by property of the Adfitech estate, Adfitech disputes the “secured” status of any and all such Claims. Adfitech has filed or will be filing objections to such Claims and reserves all rights with respect thereto.

[5]

After the Petition Date, in May of 2009, Adfitech paid certain prepetition unsecured obligations owing to ADP, Inc., AT&T, City of Edmond, LexisNexis, Oklahoma Mortgage Bankers Association, Oklahoma Natural Gas and Talx Corporation in the amounts of $666.07, $1,139.80, $11,795.93, $108.84, $250.00, $242.66 and $8,888.52, respectively. If such payments had not been made, these amounts would have been additional Administrative Convenience Claims and treated as such under the Plan, together with the seven (7) Administrative Convenience Claims that comprise the approximately $6,000 listed above.

Class 5 – General Unsecured Claims consists of all Allowed Unsecured Claims against Adfitech other than those in Classes 2, 3, 4, 6 and 7. According to Adfitech’s schedules, Adfitech’s books and records and the proofs of claim filed in this chapter 11 case, there are no General Unsecured Claims. 6

Class 6 – Senior Notes Guarantee Claims consists of all Allowed Claims against Adfitech of Holders of Senior Notes Guarantee Claims based on Adfitech’s guarantee of obligations of any of the TMST Debtors pursuant to the Senior Notes Indenture. According to Adfitech’s schedules, Adfitech’s books and records and the proofs of claim filed in this chapter 11 case, Senior Notes Guarantee Claims total approximately $304,000,000.

Class 7 – Subordinated Notes Guarantee Claims consists of all Allowed Claims against Adfitech of Holders of Subordinated Notes Guarantee Claims based on Adfitech’s guarantee of obligations of any of the TMST Debtors pursuant to the Senior Subordinated Notes Indenture. According to Adfitech’s schedules, Adfitech’s books and records and the proofs of claim filed in this chapter 11 case, Subordinated Notes Guarantee Claims total approximately $1,335,000,000.00.

Class 8 – Interests consists of all Interests in Adfitech including the common stock of Adfitech held by TMSTHL.

B.	Voting.

1.	Only Impaired Classes Vote.

The Debtor is sending ballots only to Classes of Claims that are Impaired under the Plan and are entitled to vote on the Plan. Section 1124 of the Bankruptcy Code provides that a class of claims or interests is deemed to be “impaired” under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof, or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Classes 1, 2, 3 and 4 are not Impaired under the Plan. Holders of Claims in Classes 1, 2, 3 and 4 are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and the votes of such Holders will not be solicited in connection with the Plan. Classes 5, 6, 7 and 8 are Impaired under the Plan. Holders of Allowed Claims in Classes 5 and 6 are entitled to vote on the Plan and the votes of such Holders will be solicited in connection with

[6]

Amanda Macias filed a proof of claim asserting an unliquidated Unsecured Claim based upon a Complaint filed in the District Court of Oklahoma County, Oklahoma on April 9, 2009 (the “Macias Claim”). If and to the extent that the Macias Claim is ultimately liquidated and allowed and Ms. Macias does not elect to have it treated as a Class 4 Administrative Convenience Claim, the Macias Claim would be a Class 5 General Unsecured Claim. Adfitech disputes the Macias Claim and reserves all rights with respect thereto.

the Plan. Classes 7 and 8 are fully Impaired and will not receive or retain any distribution or property under the Plan. Holders of Claims in Class 7 and Holders of Interests in Class 8 are deemed to have voted to reject the Plan in respect of such Claims and Interests pursuant to section 1126(g) of the Bankruptcy Code and the votes of such Holders will not be solicited in connection with the Plan.

2.	Voting Instructions.

You should read this Disclosure Statement, the Plan and the other exhibits hereto and thereto in their entirety before voting on the Plan. After carefully reviewing these materials, please mark the accompanying ballot and return it immediately in the self-addressed, stamped envelope provided. If you do not check “accept” or “reject” on your ballot, it will not be counted as a vote. Please read and follow carefully the following instructions for voting:

Ballots are enclosed with this Disclosure Statement for those creditors entitled to vote to accept or reject the Plan. The ballot or ballots provided to each Holder of a Claim are marked to indicate the appropriate Class. Please use this ballot if you are entitled to vote on the Plan.

To simplify the voting procedure, a ballot has been sent to the known Holders of Claims in Classes 5 and 6. Section 1126(a) of the Bankruptcy Code provides that only the Holders of Allowed Claims (or Claims that are deemed Allowed for voting purposes) in such Classes are entitled to vote on the Plan.

If you are a Holder of a Claim entitled to vote on the Plan and did not receive a ballot with this Disclosure Statement, received a damaged ballot, received the wrong ballot or lost your ballot, you may contact Epiq Bankruptcy Solutions, LLC (“Epiq”). You may contact Epiq via telephone at (866) 493-7277. Completed Ballots should be returned to the following address:

For ballots sent via the US Postal Service (via first class mail or U.S.P.S. Express Mail):	ADFITECH, Inc. Ballot Processing Center c/o Epiq Bankruptcy Solutions, LLC FDR Station, P.O. Box 5014 New York, New York 10150-5014

For ballots sent by overnight courier or hand delivered mail:	Epiq Bankruptcy Solutions, LLC Attn: ADFITECH, Inc. Ballot Processing Center 757 Third Avenue, Third Floor New York, New York 10017

A self-addressed, stamped envelope has been provided. BALLOTS MUST BE RECEIVED NO LATER THAN 4:00 P.M. (EASTERN STANDARD TIME) ON ___________.

3.	Acceptance.

Classes 5, 6, 7 and 8 are Impaired under the Plan. Votes are being solicited from Classes 5 and 6.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims in that class that vote on the plan. Only those Claims that are actually voted, or were deemed to have voted, to accept or reject the Plan are counted to determine the acceptance or rejection of the Plan. Holders of Claims who fail to vote or who abstain from voting on the Plan are not counted for purposes of determining either acceptance or rejection of the Plan in any Impaired Class of Claims.

II. BACKGROUND

A.	Adfitech Operations.

Adfitech is an independently-operated, wholly-owned direct subsidiary of TMST Home Loans, Inc. f/k/a Thornburg Mortgage Home Loans, Inc. (“TMSTHL”), and wholly-owned indirect subsidiary of TMST, Inc. f/k/a Thornburg Mortgage, Inc. (“TMST”). Adfitech was founded in 1983 by Thomas G. Apel, who until October 13, 2009 (with the exception of the period between August 2006 and July 2007) was Adfitech’s chief executive officer. Centex Corporation purchased the stock of Adfitech in 1996. TMSTHL purchased the stock of Adfitech from a subsidiary of Centex Corporation in August 2006.

Adfitech is self-funded and operates independently of TMST at offices located in Edmond, Oklahoma. The offices are owned by Adfitech and there are no liens against the property. Adfitech’s bank accounts are also completely independent from the TMST Debtors and are maintained at the Bank of Oklahoma. Adfitech currently employs more than 400 employees, the majority of whom are full-time employees. The Adfitech employees perform mortgage loan underwriting reviews, auditing, closing auditing, quality control consulting, default review, fraud investigation, information technology services and administrative services for a large number of financial institutions, many of which have been clients of Adfitech for many years.

Adfitech’s mortgage loan services include, without limitation: (i) post-funding quality control; (ii) fraud review; (iii) post-funding services (stacking, insuring, shipping and delivery of loans to investors, warehouse banks, custodian and/or servicers); and (iv) due diligence on loans being purchased or securitized. Adfitech obtains from its customers lists of closed loans in their portfolios and performs valuation work through random or directed sampling and auditing. Its comprehensive process involves fact verification, employment checks, background checks, credit reports, consistency verification, underwriting guideline adherence and in the case of default or when requested, fraud detection.

B.	Events Leading to the Adfitech Chapter 11 Filing.

On May 1, 2009, TMST and four of its wholly-owned subsidiaries, Adfitech, TMSTHL, TMST Hedging Strategies, Inc. f/k/a Thornburg Mortgage Hedging Strategies, Inc. (“TMSTHS”), and TMST Acquisition Subsidiary, Inc. f/k/a Thornburg Acquisition Subsidiary Inc. (“TMSTAS”), filed voluntary petitions in the United States Bankruptcy Court for the District of Maryland seeking relief under chapter 11 of the Bankruptcy Code. TMST is a Maryland corporation that elected to be taxed as a real estate investment trust for federal income tax purposes (a “REIT”) that focused principally on investing in residential mortgage-backed securities. TMSTHL is a taxable REIT subsidiary of TMST that acquires, securitizes, and services mortgage loans. The remaining two Debtors, TMSTAS and TMSTHS, do not have ongoing operations. Until April 30, 2009, virtually every aspect of TMST’s business and virtually every aspect of TMSTHL’s business were managed by a non-debtor entity, Thornburg Mortgage Advisory Corporation (“TMAC”), pursuant to a management services agreement.

On May 15, 2003, TMST entered into an indenture and a first supplemental indenture with the Senior Notes Indenture Trustee, authorizing the original issuance of $200 million in unsecured senior notes (the “Senior Notes”). On March 31, 2008, TMST, TMSTHL, TMSTHS, Adfitech and TMSTAS entered into a second supplemental indenture for the Senior Notes which provided that the Senior Notes were (i) secured by a lien against certain assets of the Debtors, and (ii) guaranteed by TMSTHL, TMSTHS, Adfitech and TMSTAS. The security interest and lien securing the Senior Notes were released on March 16, 2009.

On March 31, 2008, TMST entered into an indenture with the Senior Subordinated Notes Indenture Trustee authorizing the issuance of $1.15 billion in senior subordinated notes (the “Senior Subordinated Notes”) maturing on March 31, 2015. On September 30, 2008, TMST entered into a first supplemental indenture with the Senior Subordinated Notes Indenture Trustee, whereby it was agreed that, in lieu of all or a portion of the interest then due on the Senior Subordinated Notes, consenting noteholders would receive either an increase in the outstanding principal amount of the Senior Subordinated Notes, or new notes issued on the same terms contained in the Senior Subordinated Notes Indenture.

The Senior Subordinated Notes were originally secured by a lien on certain of the Debtors’ assets junior to the lien securing the Senior Notes. The security interest and lien securing the Senior Subordinated Notes were released pursuant to a second supplemental indenture dated March 16, 2009. In addition, TMSTHL, TMSTHS, Adfitech and TMSTAS guaranteed payment of the Senior Subordinated Notes on a senior subordinated basis.

The TMST Debtors were significantly and negatively impacted by the events and conditions impacting the broader mortgage loan market beginning in late 2007. Concerned over pricing transparency, liquidity, and changes in mark-to-market valuations, lenders decreased advance rates under reverse repurchase agreement financing while increasing amounts subject to margin calls, creating a significant hardship for TMST. Similarly, TMSTHL became unable to originate, acquire or securitize mortgage loans due to the lack of liquidity in the secondary mortgage market.

TMST attempted to meet these challenges by taking various proactive steps to reduce TMST’s exposure to increased margin requirements on its reverse repurchase agreements, collateralized commercial paper borrowings and hedging transactions, which was caused by a simultaneous decline in market values of TMST’s mortgage-backed securities and hedging instruments. Despite its actions, however, TMST was unable to fulfill its margin calls and other payment obligations under its various financing agreements. During the beginning of 2009, the counterparties to the various financing agreements (the “Financing Counterparties”) repossessed the collateral securing payment obligations in connection with the financing agreements and calculated deficiencies of approximately $2.8 billion, which became due on May 1, 2009. The Financing Counterparties are not creditors of Adfitech and do not have claims against Adfitech.

On May 1, 2009, the Debtors, including Adfitech, filed chapter 11 bankruptcy petitions in the Bankruptcy Court. The Adfitech Bankruptcy Case was jointly administered with the chapter 11 cases of the TMST Debtors under case no. 09-17787 until November 2, 2009, when the Bankruptcy Court entered an Order Severing Joint Administration with Respect to the chapter 11 Case of ADFITECH, Inc.

C.	Early Efforts in the Adfitech Bankruptcy Case to Sell Adfitech.

Adfitech has very little trade or other operating debt. Adfitech is obligated as a guarantor, however, on the Senior Notes and the Senior Subordinated Notes issued by TMST. Because the ongoing business of Adfitech is a very valuable asset, the Debtors took steps early in the cases to pursue a sale of Adfitech as a going concern under section 363 of the Bankruptcy Code. As such, on May 4, 2009, the Debtors filed an application for authority to retain Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) as investment banker for the Adfitech sale (the “Application”). After negotiations with the Creditors’ Committee and the United States Trustee, the Debtors employed Houlihan Lokey as investment banker for the Adfitech sale in accordance with the Consent Order Granting the Application on June 5, 2009.

Houlihan Lokey actively marketed Adfitech for sale, and more than 125 potential financial and strategic purchasers were contacted by Houlihan Lokey. More than 50 prospective purchasers signed confidentiality agreements and were afforded access to the due diligence materials made available in a data room. Bids were received from eight prospective purchasers.

After the Debtors provided the Creditors’ Committee with information regarding the bids received and their recommendation to move forward with a stalking horse sale pursuant to section 363 of the Bankruptcy Code, the Creditors’ Committee advised the Debtors that it had unanimously decided that the ongoing Adfitech sale process should be stopped and that a chapter 11 plan of reorganization should be negotiated under which ownership of the Adfitech business would be transferred to the creditors of Adfitech. Among other things, the Creditors’ Committee did not want to pursue a sale given the depressed economic environment.

The Debtors therefore discontinued their efforts to sell Adfitech and have moved forward with negotiating with the Creditors’ Committee regarding a consensual chapter 11 plan of reorganization for Adfitech. Those negotiations culminated in the Plan originally submitted on October 16, 2009, first amended on November 16, 2009 and further amended on January 5, 2010 with the support of the Creditors’ Committee.

III. CHAPTER 11 CASE

A.	Professionals.

In order for the Debtors to carry out their duties as debtors in possession, it was necessary to employ legal counsel to represent them in the case. To this end, on May 1, 2009, the Debtors filed an application to employ the law firm of Venable LLP, which was granted by Order entered on May 22, 2009.

It was also necessary for the Debtors to hire an independent financial advisor, to render various services unrelated to the day-to-day operations of the Debtors, including, without limitation, the preparation of the schedules and statements of financial affairs and other financial statements filed in these bankruptcy cases. On May 1, 2009, the Debtors filed an Application for Authority to Employ and Retain Protiviti Inc. as Financial Advisor to the Debtors and Debtors in Possession. An Order approving the application to employ Protiviti Inc. (“Protiviti”) was entered by the Bankruptcy Court on May 22, 2009. In addition to legal counsel and a financial advisor, the Debtors filed an Application for Authority to Retain Houlihan Lokey as Investment Banker for Adfitech Sale as described in more detail above.

The Debtors also filed a Motion for Entry of an Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business on May 1, 2009. The Debtors, including Adfitech, utilize professional services in a variety of matters unrelated to the chapter 11 cases, including specialized legal services, accounting services, auditing and tax services, and certain consulting services (each professional retained for these non-bankruptcy purposes is referred to herein as an “Ordinary Course Professional”). An Order approving the employment of the Ordinary Course Professionals was entered on May 14, 2009. The Ordinary Course Professionals utilized by Adfitech are: (i) McAfee & Taft for legal advise on employment matters; (ii) Cole & Reed, P.C. for auditing services; (iii) Terrance D. Teel CPA for accounting services; and (iv) Wilsey Meyer Eatmon Tate PLC for accounting services in connection with employee trusts such as health insurance.

B.	The Official Committee of Unsecured Creditors.

On May 7, 2009, the United States Trustee appointed an official committee of unsecured creditors (the “Creditors’ Committee”). The members of the Creditors’ Committee are as follows: Deutsche Bank Trust Company Americas, as Indenture Trustee; Wells Fargo Bank, N.A., as Indenture Trustee; Wilmington Trust Company, as Indenture Trustee; Equibond, Inc.; Davis Selected Advisors, L.P.; DuPont Pension Trust; and VR Global Partners, L.P.

On May 20, 2009, the Creditors’ Committee filed an application to employ Quinn Emanuel Urquhart Oliver & Hedges, LLP (“Quinn Emanuel”) as co-counsel for the Creditors’ Committee. On May 22, 2009, the Creditors’ Committee also filed an application to employ Tydings & Rosenberg LLP (“Tydings & Rosenberg”) as co-counsel for the Creditors’ Committee and an application to employ J.H. Cohn LLP (“J.H. Cohn”) as financial advisor and forensic accountant. The applications to employ Quinn Emanuel, Tydings & Rosenberg and J.H. Cohn were granted by the Bankruptcy Court in Orders entered on June 12, 2009.

C.	Schedules and Statement of Financial Affairs.

On May 1, 2009, the Debtors filed a Motion Pursuant to Bankruptcy Rule 1007(c) for an Extension of Time to File Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases, and Statements of Financial Affairs. The Motion was approved by the Bankruptcy Court in an Order entered on May 6, 2009, extending the time for Adfitech to file its Schedules and Statement of Financial Affairs until June 30, 2009. With the assistance of Protiviti, Adfitech filed its Schedules and Statement of Financial Affairs on June 6, 2009.

D.	Insurance.

Adfitech maintained various insurance policies, including workers compensation, general liability, property and other insurance. As summarized in the monthly operating reports filed by Adfitech, all premium obligations of Adfitech are paid current.

E.	Claims.

On May 1, 2009, the Debtors filed an Application to Employ Epiq Bankruptcy Solutions, LLC as Notice, Claims, and Solicitation Agent to the Debtors and Debtors in Possession, which was approved by Order of the Bankruptcy Court on May 6, 2009.

On May 20, 2009, the Debtors filed a Motion for Entry of Order Establishing Deadline for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof (the “Bar Date Motion”). The Bankruptcy Court approved the Bar Date Motion by Order dated June 15, 2009 and set August 3, 2009 as the general bar date for claims and October 28, 2009 as the bar date for governmental entities.

In accordance with the Bar Date Order, on June 22, 2009, with the assistance of Epiq, the Debtors served a copy of the Notice of Deadline Requiring Filing of Proofs of Claim (the “Bar Date Notice”) by first-class United States Mail on: (i) all parties named on the service list maintained by the Debtors pursuant to the Order Granting Request for Designation as a Complex Chapter 11 Bankruptcy Case entered on May 6, 2009; (ii) all parties named on the consolidated creditor mailing matrix filed by the Debtors in this case; (iii) all holders of claims against the Debtors then known to the Debtors; (iv) all parties then known to the Debtors as having potential claims against the Debtors’ estates; (v) all counterparties to the Debtors’ executory contracts and unexpired leases then known to the Debtors; (vi) all parties to litigation with the Debtors’ estates then known to the Debtors; (vii) the Debtors’ then-known vendors; (viii) all borrowers of loans originated, securitized or purchased by the Debtors; (ix) all of the Debtors’ then-known shareholders; and (x) all parties who had filed requests for notices and pleadings. Furthermore, the Debtors published the Bar Date Notice in The Wall Street Journal (National Edition) on June 26, 2009.

F.	Trustee Motion.

On September 16, 2009, the United States Trustee filed its Motion for an Order Directing the Appointment of a Chapter 11 Trustee or, in the Alternative, an Examiner (the “Trustee Motion”) for all of the Debtors, including Adfitech. In response, on October 2, 2009, the Creditors’ Committee filed a Limited Objection to Motion of United States Trustee for an Order Directing the Appointment of a Chapter 11 Trustee or, in the Alternative, an Examiner asserting, among other things, that the appointment of a trustee for the Adfitech estate would be inappropriate. Among other things, the Creditors’ Committee noted that Adfitech maintained separate cash management and payroll accounts, operated independently from the TMST Debtors, and maintained employees and operations at a separate facility in Oklahoma (not New Mexico). Because Adfitech was not mentioned in the Trustee Motion, and had no relationship or connection with the allegations of misconduct contained in the Trustee Motion, the Creditors’ Committee maintained the Trustee Motion should be denied with respect to Adfitech.

Ultimately, on October 21, 2009, the United States Trustee agreed to withdraw its request to have a trustee or examiner appointed in the Adfitech Bankruptcy Case, and on October 29, 2009, the Bankruptcy Court entered a Stipulation and Consent Order Withdrawing Motion of the United States Trustee for an Order Directing the Appointment of a Chapter 11 Trustee or, in the Alternative, an Examiner with Respect to Debtor Adfitech, Inc. [Adfitech Docket No. 26]. The Bankruptcy Court also sua sponte directed the reconsideration and modification of its prior Orders directing joint administration of the Debtors’ cases and ordered that Adfitech’s chapter 11 case be severed and administered separately. Accordingly, on November 2, 2009, the Bankruptcy Court entered the Severance Order [Adfitech Docket No. 27]. As a result, the Adfitech Bankruptcy Case is no longer being jointly administered with the cases of the TMST Debtors.

IV. PLAN SUMMARY

The Plan is attached hereto as Exhibit A and is an integral part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the full text of the Plan. All Holders of Claims and Interests, and all other parties in interest, are urged to read the Plan in its entirety and not merely rely on the summary set forth in this Disclosure Statement. If there is any inconsistency between this summary and the Plan, the terms of the Plan shall control.

A.	Class Distributions.

The following describes the treatment under the Plan of Allowed Claims and Interests. Allowed Claims against and Interests in Adfitech will be satisfied solely as provided in the Plan. A Claim against both the TMST Debtors and Adfitech, to the extent Allowed, will be treated as a separate Claim against both the Estates of the TMST Debtors and the Estate of Adfitech for certain purposes and such Claim will be administered and treated in the manner provided in the Plan. No Holder of a Claim against both the TMST Debtors and the Adfitech Estate will receive more than 100% of the Allowed amount of such Claim. To the extent that Adfitech is a guarantor of any debt of the TMST Debtors, payments or other distributions on any such Allowed Claim by Adfitech will be made Pro Rata with Allowed Class 5 Claims.

1.	Administrative Claims.

Reorganized Adfitech will pay Administrative Claims, including Claims for Indenture Trustee Fees (which fees, it is believed currently total approximately $305,000), Cash equal to the amount of the Allowed Claim on the later of the Effective Date or the day on which such Claim becomes an Allowed Claim, unless the Holder and Reorganized Adfitech agree to other treatment or an Order provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by Adfitech pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by Reorganized Adfitech when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Adfitech Bankruptcy Case.

2.	Priority Tax Claims.

Allowed Priority Tax Claims will be paid, at the sole option of Reorganized Adfitech, (a) Cash equal to the unpaid portion of the Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal quarterly Cash payments in an amount equal to the Claim with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by Reorganized Adfitech and the Claim Holder, over a period through the fifth anniversary of the Petition Date.

3.	Class 1 – Secured Claims.

Allowed Class 1 Claims will, at the election of Adfitech, (a) be paid in Cash on the Effective Date in the full amount of the Allowed Claim; (b) the Holders will retain their lien on the property of Adfitech securing their Allowed Secured Claim and continue to be paid in accordance with their applicable documents; or (c) the Holders will receive such other treatment as agreed to by Adfitech and the Claim Holder. Class 1 is not Impaired by the Plan and is conclusively presumed to accept the Plan.

4.	Class 2 – Employee Claims.

Allowed Class 2 Claims will be paid Cash in full on the Effective Date of the Plan. Class 2 is not Impaired by the Plan and is conclusively presumed to accept the Plan.

5.	Class 3 – Other Priority Claims.

Allowed Class 3 Claims will be paid Cash in full on the Effective Date of the Plan. Class 3 is not Impaired by the Plan and is conclusively presumed to accept the Plan.

6.	Class 4 – Administrative Convenience Claims.

Allowed Class 4 Claims will be paid Cash in full on the Effective Date of the Plan. Class 4 is not Impaired and is conclusively presumed to accept the Plan.

7.	Class 5 – General Unsecured Claims.

Allowed Class 5 Claims will be paid their Pro Rata share of the Plan Distribution as provided in section VIII.H. of the Plan. Class 5 is Impaired under the Plan and is entitled to vote.

The Plan Distribution will consist of a Pro Rata distribution of the New Securities, New Notes and Plan Cash to Holders of Allowed Class 5 and Class 6 Claims as provided in the Plan.

8.	Class 6 – Senior Notes Guarantee Claims.

Allowed Class 6 Claims will be paid their Pro Rata share of the Plan Distribution as provided in section VIII.H. of the Plan. Class 6 is Impaired under the Plan and is entitled to vote.

The Plan Distribution will consist of a Pro Rata distribution of the New Securities, New Notes and Plan Cash to Holders of Allowed Class 5 and Class 6 Claims as provided in the Plan. As a result of the Plan Distribution, the Holders of Allowed Class 6 Claims will be deemed to have received consideration in the aggregate amount of $38,630,416 under the Plan on account of their Claims.

All distributions on account of Allowed Class 6 Claims will be paid to the Senior Notes Indenture Trustee, which will be responsible for the distribution of such amounts to the Holders of Allowed Class 6 Claims and, subject to the provisions of the Plan, such funds will be distributed Pro Rata based upon the books and records of the Senior Notes Indenture Trustee.

On the close of business on the Confirmation Date, the transfer ledgers for the Senior Notes Guarantee Claims will be closed, and there will be no further changes in the record Holders of any Senior Notes Guarantee Claims with respect to distributions under the Plan. Adfitech and the Senior Notes Indenture Trustee will have no obligation to recognize any transfer of the Senior Notes Guarantee Claims occurring after the Confirmation Date. With respect to distributions under the Plan, Adfitech and the Senior Notes Indenture Trustee will be entitled instead to recognize and deal for all purposes under the Plan with only those record Holders stated on the transfer ledgers of the Senior Notes Indenture Trustee as of the close of business on the Confirmation Date.

On the Effective Date, prior to making any distribution to Holders of Allowed Class 6 Claims, the Senior Notes Indenture Trustee may satisfy or reserve for its actual and reasonably expected compensation and expense reimbursement claims from the funds and other property distributed to the Senior Notes Indenture Trustee under the Plan.

9.	Class 7 – Subordinated Notes Guarantee Claims.

Class 7 Claims will not receive or retain any distribution or other property under the Plan; provided, however, that any and all rights, claims and defenses of the senior subordinated noteholders under the terms of the Senior Subordinated Notes Indenture are expressly reserved, including, without limitation, their rights, claims and defenses to seek the marshalling of assets with respect to distributions under any other chapter 11 plan filed in the TMST Debtors’ cases and to challenge the subordination provisions in their indenture. Class 7 is fully Impaired and is deemed to reject the Plan.

10.	Class 8 – Interests in Adfitech.

Class 8 Interests will not receive or retain any distribution or other property under the Plan. Class 8 Interests will be deemed cancelled on the Effective Date. Class 8 is fully Impaired and is deemed to reject the Plan.

B.	Treatment of Disputed Claims.

1.	Objections to Claims and Interests.

Except as otherwise provided in the Plan, objections to any Claim or Interest, must be Filed and served upon the Holder of such Claim or Interest no later than ninety (90) days after the Effective Date. After the Confirmation Date, only Adfitech and Reorganized Adfitech will have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, Reorganized Adfitech may settle or compromise any Disputed Claim or Disputed Interest in an amount or of a value of $15,000 or less, other than Claims or Interests of Insiders (as defined in the Bankruptcy Code), without approval of the Bankruptcy Court. Except as set forth in the Plan, all Disputed Claims or Disputed Interests will be resolved by the Bankruptcy Court. The failure of Adfitech or Reorganized Adfitech to object to any Claim or Interest for voting purposes will not be deemed to be a waiver of Adfitech’s or Reorganized Adfitech’s right to object to any Claim or Interest in whole or in part thereafter.

2.	Tort Claims.

All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved will be determined and liquidated under applicable law in the Bankruptcy Court or the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in the Bankruptcy Court or any administrative or judicial tribunal of appropriate jurisdiction. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with the Plan and applicable non-bankruptcy law that is no longer subject to appeal or other review and that is not paid by applicable insurance coverage will be deemed to be an Allowed Claim in Class 4 or Class 5, as applicable, in such liquidated amount and satisfied in accordance with the Plan.

3.	Distributions on Account of Disputed Claims and Interests.

No payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. Reorganized Adfitech will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter at the time of the next distribution to all creditors. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims that are ultimately Allowed will also be entitled to receive, on the basis of the amount ultimately Allowed, any interest payments, dividends or other payments made to the Class to which such Claim belongs, but held pending distribution.

C.	Treatment of Executory Contracts and Unexpired Leases.

1.	Assumptions.

Except as otherwise provided in the Plan, on the Effective Date, Reorganized Adfitech will assume each executory contract and unexpired lease entered into by Adfitech prior to the Petition Date that had not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to section 365 of the Bankruptcy Code. The Confirmation

Order will constitute an Order of the Bankruptcy Court approving the assumptions described in the Plan as of the Effective Date. No Guarantee Claim, including but not limited to the Senior Notes Guarantee Claims and the Subordinated Notes Guarantee Claims, and no contract or agreement with respect to any Guarantee Claim, will be assumed or otherwise treated as an executory contract for purposes of the Plan. All Claims relating to the Senior Notes Guarantee Claims will be treated as Class 6 Claims under the Plan, and all Claims relating to the Subordinated Notes Guarantee Claims will be treated as Class 7 Claims under the Plan.

2.	Cure of Defaults in Connection with Assumption.

If there is a dispute regarding: (a) the amount of any cure payments; (b) the ability of Adfitech to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

3.	Rejection.

If the rejection of an executory contract or unexpired lease pursuant to the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against Adfitech or its successors or properties unless (a) a stipulation with respect to the amount and nature of such Claim has been entered into by Adfitech and the Holder of such Claim in connection with the rejection of such executory contract or unexpired lease or (b) a proof of Claim is filed and served on Adfitech and counsel for Adfitech, within thirty (30) days after the Effective Date or such earlier date as established by the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts or unexpired leases will be treated as Claims in Class 5.

D.	Means For Execution-Funding of the Plan.

1.	Continued Corporate Existence.

Reorganized Adfitech will continue to exist after the Effective Date as a separate corporate entity in accordance with the applicable non-bankruptcy laws in the applicable jurisdiction in which it is incorporated under Reorganized Adfitech’s Certificate of Incorporation and Reorganized Adfitech’s By-Laws, or other constituent documents, as such documents may be amended pursuant to the Plan. On the Effective Date, without any further corporate or other action, Reorganized Adfitech’s Certificate of Incorporation, Reorganized Adfitech’s By-Laws and other constituent documents of Adfitech will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The initial board of directors of Reorganized Adfitech will be comprised of between five (5) and seven (7) directors, who will be selected by the Creditors’ Committee. The names of the initial directors and officers of Reorganized Adfitech will be presented to the Bankruptcy Court at or before the Confirmation Hearing. The directors and officers of Reorganized Adfitech may include current or former members of Adfitech’s board of directors and management.

Each of the matters provided for under the Plan involving the corporate structure of Adfitech or Reorganized Adfitech or corporate action to be taken by or required of Adfitech or Reorganized Adfitech will be deemed to have occurred and be effective and will be authorized and approved in all respects without any requirement of further action by stockholders or directors of Adfitech or Reorganized Adfitech.

Adfitech will also be authorized and directed to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan on and after the Effective Date. On or before the Effective Date, Adfitech may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan. From and after the Effective Date, Adfitech or Reorganized Adfitech may apply to the Bankruptcy Court for an Order directing any necessary party to execute or deliver, or to join in the execution or delivery, of any instrument required to effect a transfer of property required under the Plan, and to perform any other act, including the satisfaction of any lien, that is necessary for the consummation of the Plan, pursuant to section 1142(b) of the Bankruptcy Code, provided that such direction is in accordance with the Plan.

Adfitech and Reorganized Adfitech and their respective appropriate officers and employees will be authorized pursuant to the Plan to execute and deliver such contracts, instruments, releases, and other agreements or documents and take such other actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, the transactions provided for in the Plan and all other actions in connection therewith.

2.	New Securities.

On the Effective Date, Reorganized Adfitech will be deemed to have authorized and will issue the New Securities in accordance with the terms of the Plan and the Confirmation Order. On the Distribution Date, Reorganized Adfitech will distribute to each Holder of an Allowed Class 5 or 6 Claim such Holder’s Pro Rata number of shares of the New Securities; however, no fractional shares of New Securities will be issued. Fractional shares of New Securities will be rounded to the next greater or next lower number of shares in accordance with the following method: (a) fractions of one-half or greater will be rounded to the next higher whole number and (b) fractions of less than one-half will be rounded to the next lower whole number. Pursuant to section 1145(a) of the Bankruptcy Code, neither section 5 of the Securities Act nor any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security will apply with respect to any security being offered, sold or transferred under the Plan in exchange for a Claim against the Debtor, including without limitation to the New Securities. The issuance of the New Securities under the Plan in exchange for a Claim against the Debtor will be exempt from registration under applicable securities laws.

The issuance and distribution of the New Securities will be authorized upon Confirmation without the need for any further corporate action under applicable law, regulation, Order, rule or otherwise, other than the filing of Articles of Merger with the Nevada Secretary of State and a Certificate of Merger with the Delaware Secretary of State. In accordance with section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of such a security, or the making or delivery of an instrument of transfer, under the Plan, including the granting or recording of any Lien (including a mortgage) on any property or otherwise pursuant to the Plan, may not be taxed under any law imposing a stamp tax or similar tax, including a mortgage recording tax.

3.	New Notes.

On the Effective Date, Reorganized Adfitech will be deemed to have authorized and will issue the New Notes in accordance with the terms of the Plan and the Confirmation Order. The New Notes will be issued in minimum denominations of $25 and integral multiples thereof. The total principal amount of the New Notes to be issued by Reorganized Adfitech on the Effective Date will be $23 million. The New Notes will have a term of ten (10) years, and the principal balance will be due and owing on the tenth year anniversary of the Effective Date. The New Notes will provide for an interest rate of 8% per annum, payable quarterly, and will pay interest for ten (10) years from and after the Effective Date, at which time the principal balance on the New Notes will be due and owing. It is anticipated that the New Notes will be secured by a first lien on substantially all tangible and intangible real and personal property of Reorganized Adfitech. Other terms of the New Notes may be found in the Plan Supplement, which will be filed in the Bankruptcy Court’s electronic filing system at least ten (10) days prior to the deadline for voting on this Plan.

On the Distribution Date, Reorganized Adfitech will distribute to each Holder of an Allowed Class 5 or 6 Claim such Holder’s Pro Rata amount of the New Notes. Pursuant to section 1145(a) of the Bankruptcy Code, neither section 5 of the Securities Act nor any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security will apply with respect to any security being offered, sold or transferred under the Plan in exchange for a Claim against the Debtor, including without limitation to the New Notes. The issuance of the New Notes under the Plan in exchange for a Claim against the Debtor will be exempt from registration under applicable securities laws.

The issuance and distribution of the New Notes will be authorized upon Confirmation without the need for any further corporate action, under applicable law, regulation, Order, rule or otherwise, except compliance with the applicable provisions of the Trust Indenture Act of 1939, 15 U.S.C. §§ 77aaa-77bbb. In accordance with section l146(a) of the Bankruptcy Code, the issuance, transfer or exchange of such a security, or the making or delivery of an instrument of transfer, under the Plan, including the granting or recording of any Lien (including a mortgage) on any property or otherwise pursuant to the Plan, may not be taxed under any law imposing a stamp tax or similar tax, including a mortgage recording tax.

4.	Plan Cash.

To the extent Reorganized Adfitech has a cash balance on the Effective Date in excess of $5 million, an amount of cash equal to the lesser of (i) such excess and (ii) $2,500,000 (the “Plan Cash”) will be allocated to the Plan Distribution. On the Distribution Date, Reorganized Adfitech will distribute to each Holder of an Allowed Class 5 or 6 Claim such Holder’s Pro Rata amount of the Plan Cash.

5.	Bankruptcy Causes of Action.

The gross proceeds realized from an Adfitech Bankruptcy Cause of Action, whether brought by Adfitech, or by the Creditors’ Committee, net of all fees and expenses payable to any professionals under contingent-fee arrangements in connection with the analysis or prosecution of such Cause of Action will be used to pay the Allowed Claims against Adfitech in accordance with the Plan.

6.	Net Operating Losses.

Any “Net Operating Loss” as that term is used in title 26 of the United States Code held by Adfitech will be reserved and Reorganized Adfitech will attempt to monetize or otherwise make use of the losses.

E.	Disbursements under the Plan.

Reorganized Adfitech or its duly appointed disbursing agent will make all distributions of Cash, Plan Cash, New Notes, New Securities or other property required under the Plan, unless the Plan specifically provides otherwise. All Property held by Reorganized Adfitech for distribution under the Plan will be held by it in trust for the exclusive benefit of the Holders of Allowed Claims, will not be commingled with the general assets of Reorganized Adfitech, and will not be subject to any Claim by any Person except as provided under the Plan. The Distribution Date will be that date determined by the board of directors of Reorganized Adfitech that is not later than thirty (30) days after the Effective Date on which the Plan Distribution will be made.

F.	Plan Effectiveness.

The Plan provides that the Plan will become effective on the Effective Date, which date will be the first Business Day that is not less than eleven (11) days after the Confirmation Date on which, as determined by Adfitech (i) all conditions to the Effective Date set forth therein have been satisfied or waived by Adfitech and (ii) no stay of the Confirmation Order is in effect.

G.	Releases and Injunctions.

Unless provided in the Confirmation Order or otherwise, all injunctions or stays imposed in the Adfitech Bankruptcy Case pursuant to sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date will remain in full force and effect until the Effective Date.

1.	Discharge.

Except as otherwise provided in the Plan or the Confirmation Order: (a) on the Effective Date, Adfitech and Reorganized Adfitech will be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim or proof of Interest based on such Claim, debt or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim or Interest based on such Claim, debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code, (iii) the Holder of a Claim or Interest based on such Claim, debt or Interest has accepted the Plan, or (iv) any property is or will be distributed or retained pursuant to the Plan on account of such Claim or Interest; and (b) all Persons will be precluded from asserting against Reorganized Adfitech, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, and subject to the Effective Date occurring, the Confirmation Order will be a judicial determination of the discharge of any and all Claims against and all debts and liabilities of Adfitech, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment against Adfitech at any time obtained to the extent that it relates to a Claim discharged.

Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (1) commencing or continuing in any manner any action or other proceeding against Adfitech, Reorganized Adfitech or successors of either of them or any of their property; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Adfitech, Reorganized Adfitech or their respective successors or their respective properties; (3) creating, perfecting or enforcing any lien or encumbrance against Adfitech, Reorganized Adfitech or their respective successors or their respective properties; and (4) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person, including but not limited to Adfitech or Reorganized Adfitech, injured by any willful violation of such injunction will recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

2.	Limitation of Liability.

Adfitech, Reorganized Adfitech and the Creditors’ Committee, and each of their respective employees, officers, directors, members, agents, and representatives, and any professional persons employed by Adfitech, Reorganized Adfitech or the Creditors’ Committee will not have any responsibility, nor have or incur any liability, to any Person (a) for any matter expressly approved or directed by the Confirmation Order or (b) under any theory of liability (except for any act or omission to the extent that such act or omission is determined in a final order to have constituted fraud, willful misconduct or gross negligence) for any act taken or omitted through and including the Effective Date made in good faith in connection with, relating to or arising out of the Adfitech Bankruptcy Case or directly related to formulating, implementing, confirming, or consummating the Plan, this Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with or contemplated by the Plan; provided, that nothing in the Plan will limit the liability of any Person for breach of any express obligation it has under the terms of the Plan, or any documents executed in connection therewith or pursuant thereto, or under any other agreement or document entered into by such Person in accordance with or pursuant to the terms of the Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty of care owed to any other Person occurring after the Effective Date, and provided further that the limitation of liability in this section will not include Larry A. Goldstone, Clarence G. Simmons, III, Amy Pell, Deborah Burns, Charles Macintosh, Carlos Gonzales or any Adfitech employee who performed services on behalf of or for SAF Financial, Inc.

3.	Releases.

Effective as of the Effective Date, Adfitech, in its individual capacity and as a debtor in possession for and on behalf of the Adfitech Estate, will release unconditionally, and hereby is deemed to release unconditionally (a) each of its then-current and former shareholders, officers, directors, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) (collectively, the “Adfitech Releasees”), provided, that the Adfitech Releasees will not include Larry A. Goldstone, Clarence G. Simmons, III, Amy Pell, Deborah Burns, Charles Macintosh, Carlos Gonzales or any Adfitech employee who performed services on behalf of or for SAF Financial, Inc. and (b) the Creditors’ Committee and, solely in their capacity as members or representatives of the Creditors’ Committee, each member, consultant, attorney, accountant, financial advisor or other representative of the Creditors’ Committee (collectively, the “Committee Releasees”) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence from and after the Petition Date through and including the Effective Date in any way relating to the Adfitech Bankruptcy Case, the Plan or this Disclosure Statement. Nothing contained herein is intended, nor will it be construed, to release any of Adfitech’s claims that may exist against any director or officer insurance policies, including the Insurance Policies.

On the Effective Date, (x) each Holder of a Claim or Interest will be deemed to have absolutely, unconditionally and forever released the Adfitech Releasees and the Committee Releasees from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (except for any act or omission that is determined in a final order to have constituted fraud, willful misconduct or gross negligence) which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or after the Petition Date and up to and including the Effective Date in any way relating to the Adfitech Bankruptcy Case, the TMST Debtor Cases with respect to Adfitech matters only, the Plan or this Disclosure Statement, excepting, however, from such release any obligation owing to a Holder of an Allowed Claim or Allowed Interest provided for in the Plan or the Confirmation Order, and (y) each Holder of a Claim or Interest will be deemed to have unconditionally released the Adfitech Releasees and the Committee Releasees from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or after the Petition Date and up to and including the Effective Date (the “Released Rights”), for which Released Rights the Holder is entitled to a claim or interest that receives or retains value as provided in the Plan. Notwithstanding the foregoing, nothing in the Plan will prevent, prohibit or limit the Debtor, the United States Trustee, or any other party with standing from objecting to professional fees sought in this bankruptcy or from bringing a claim for disgorgement of professional fees paid in this bankruptcy, provided that any such objection or claim is filed in accordance with the procedures relating to final fee applications.

4.	Indemnification.

In satisfaction and compromise of the Indemnitees’ Indemnification Rights, all Indemnification Rights except those based upon any act or omission arising out of or relating to any Indemnitee’s service with, for, or on behalf of, Adfitech on or after the Petition Date or the Indemnification Rights arising under the Insurance Policies for director and officer liability will be released and discharged on and as of the Effective Date. Timely Claims of Indemnitees based upon Indemnification Rights will be satisfied solely out of the proceeds of the Insurance Policies.

H.	Retention of Jurisdiction.

To the maximum extent permitted by the Bankruptcy Code and other applicable law, the Bankruptcy Court will have jurisdiction of all matters arising out of, and related to, the Adfitech Bankruptcy Case, the TMST Debtor Cases with respect to Adfitech matters and the Plan pursuant to, and for the purpose of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;

2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

3. Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which Adfitech is a party or with respect to which Adfitech may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4. Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Adfitech that may be pending on the Effective Date;

6. Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with or pursuant to the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity’s rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

8. Enter such Orders as may be necessary or appropriate to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

9. Enter such Orders as may be necessary or appropriate to enforce, implement or interpret the terms and conditions of the Plan and resolve any objections filed with respect to any actions proposed to be taken in connection with or pursuant to the provisions of the Plan;

10. Enter such Orders as may be necessary or appropriate to approve agreements, settlements or compromises in connection with matters pending on the Effective Date or arising thereafter in connection with implementation of provisions of the Plan;

11. Determine all adversary proceedings and contested matters to recover or enforce rights with respect to property of Adfitech or its Estate or to obtain other relief relating to causes of actions or claims under the Bankruptcy Code or other applicable law including, but not limited to, any actions brought under sections 541 through 553 of the Bankruptcy Code;

12. Determine matters concerning state, local or federal taxes pursuant to sections 346, 505, 525, 1146 and any other tax-related provisions of the Bankruptcy Code;

13. Enter such Orders as may be necessary or appropriate to enforce and interpret the provisions of the Confirmation Order;

14. Subject to any restrictions on modifications provided herein or in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, this Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, this Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

15. Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

16. Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

17. Except as otherwise provided in the Plan, or with respect to specific matters, in the Confirmation Order or any other Order entered in connection with the Adfitech Bankruptcy Case or the TMST Debtor Cases with respect to Adfitech, determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, this Disclosure Statement or the Confirmation Order; and

18. Enter an Order or final decree closing the Adfitech Bankruptcy Case.

If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Adfitech Bankruptcy Case or the TMST Debtor Cases with respect to Adfitech, nothing in the Plan prohibits or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

I.	Modification of the Plan.

Adfitech reserves the right to modify the Plan or this Disclosure Statement at any time prior to the Confirmation Date as provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order.

If, after receiving sufficient acceptances but prior to Confirmation of the Plan, Adfitech seeks to modify the Plan, Adfitech may use such previously solicited acceptances only to the extent permitted by applicable law.

Adfitech reserves the right after the Confirmation Date and before the Effective Date to modify the terms of the Plan or waive any conditions to the effectiveness thereof if and to the extent Adfitech determines that such modifications or waivers are necessary or desirable to consummate the Plan. Adfitech will give such Holders of Claims and Interests notice of such modifications or waivers as may be required by applicable law and the Bankruptcy Court, and any such modifications will be subject to the approval of the Bankruptcy Court to the extent required by, and in accordance with, section 1127 of the Bankruptcy Code.

J.	Miscellaneous Provisions.

1.	No Interest.

No Holder of an Allowed Claim will receive interest on the distribution to which that Holder is entitled under the Plan, regardless of whether the distribution is made on the Effective Date or thereafter. Any and all Claims for or in the nature of penalties or premiums allegedly owing will be disallowed including, but not limited to, prepayment penalties, penalty interest, make whole premiums or prepayment premiums.

2.	Vesting of Property.

Except as otherwise provided in the Plan, on the Effective Date, title to all property of Adfitech’s Estate will pass to and vest in Reorganized Adfitech, free and clear of all Claims, Interests, Liens, security interests, charges and other encumbrances. Confirmation of the Plan (subject to the occurrence of the Effective Date) will be binding on all Holders of a Claim or Interest, and Adfitech’s debts will be discharged, as and to the full extent provided in section 1141 of the Bankruptcy Code. From and after the Effective Date, Reorganized Adfitech may operate its business and use, acquire and dispose of property and settle and compromise Claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

3.	Preservation of Causes of Action.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with or pursuant to the Plan, Reorganized Adfitech will retain (and may enforce, prosecute, settle or compromise) any and all claims, rights and causes of action that Adfitech or Adfitech’s Estate may hold against any Person, including, but not limited to, the Retained Actions and any claims, rights or causes of action under sections 544 through 550 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory.

No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Causes of Action against them as any indication that Adfitech or Reorganized Adfitech will not pursue any and all available Causes of Action against them. Unless any Cause of Action against a Person is expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or an Order, as the case may be, Adfitech and Reorganized Adfitech expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, will apply to such Causes of Action upon, after or as a consequence of the Confirmation Order. Reorganized Adfitech reserves and will retain the Retained Actions notwithstanding the rejection of any executory contract or unexpired lease during Adfitech’s chapter 11 case or pursuant to the Plan. Reorganized Adfitech will have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any Retained Action or to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, Order or approval of the Bankruptcy Court.

4.	Creditors’ Committee.

On the Effective Date, the Creditors’ Committee will be released and discharged from all further rights and duties arising from or related to the administration of Adfitech’s Bankruptcy Case. The professionals retained by the Creditors’ Committee and the members thereof will not be entitled to compensation or reimbursement of expenses incurred for services rendered with respect to Adfitech’s Bankruptcy Case after the Effective Date, other than for services rendered in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or timely filed after, the Effective Date.

5.	Governing Law.

Unless a rule of law or procedure is supplied by (a) federal law (including the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules), (b) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, the Plan, or (c) applicable non-bankruptcy law, the rights and obligations arising under the Plan and any agreements, contracts, documents, and instruments executed in connection with or pursuant to the Plan will be governed by, and construed and enforced in accordance with, the laws of the State of Maryland without giving effect to the principles of conflict of laws thereof.

6.	No Liability for Solicitation or Participation.

As specified in section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under or in connection with the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, will not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

V. SECURITIES LAW MATTERS

In reliance upon section 1145 of the Bankruptcy Code, the offer and issuance of New Securities and New Notes (to the extent they constitute “securities” and, collectively with the New Securities, the “1145 Securities”) to the Holders of Allowed Claims in Classes 5 and 6 will be exempt from the registration requirements of the Securities Act and equivalent provisions in state securities laws. Section 1145(a) of the Bankruptcy Code generally exempts from such registration requirements the issuance of securities if the following conditions are satisfied: (i) the securities are issued or sold under a chapter 11 plan by (a) a debtor, (b) one of its affiliates participating in a joint plan with the debtor, or (c) a successor to a debtor under the plan; and (ii) the securities are issued entirely in exchange for a claim against or interest in the debtor or such affiliate, or are issued principally in such exchange and partly for cash or property. The Debtor believes that the exchange of 1145 Securities for Claims against the Debtor under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code.

The 1145 Securities to be issued pursuant to the Plan will be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof, unless the holder is an “underwriter” under section 2(a)(11) of the Securities Act with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code. In addition, such securities generally may be resold by the holders thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states. However, holders of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws or any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

Section 1145(b)(1) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (A) purchases a claim or interest with a view to distribution of any security to be received in exchange for the claim or interest, (B) offers to sell securities issued under a plan for the holders of such securities, (C) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan, or (D) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act.

Section 1145(b)(1) of the Bankruptcy Code provides an exception to the definition of an “underwriter,” other than for issuers under section 1145(b)(1)(D), with respect to securities received under section 1145(a)(1) which are transferred in “ordinary trading transactions” made on a national securities exchange or a NASDAQ market. However, it is not currently anticipated that such securities will be listed on an exchange or NASDAQ market. What constitutes “ordinary trading transactions” within the meaning of section 1145 of the Bankruptcy Code is the subject of interpretive letters by the staff of the Securities and Exchange Commission (the “SEC”). Generally, ordinary trading transactions are those that do not involve (i) concerted activity by recipients of securities under a plan of reorganization, or by distributors acting on their behalf, in connection with the sale of such securities, (ii) use of informational documents in connection with the sale other than the disclosure statement relating to the plan, any amendments thereto, and reports filed by the issuer with the SEC under the United States Securities Exchange Act of 1934, as amended, or (iii) payment of special compensation to brokers or dealers in connection with the sale.

Under section 2(11) of the Securities Act, an issuer includes any affiliate of the issuer, which means all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor. Additionally, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who receives at least 10% of the voting securities of an issuer under a plan of reorganization will be presumed to be a control person.

Resales of 1145 Securities by persons deemed to be underwriters would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of 1145 Securities deemed to be “underwriters” under section 1145(b)(1)(D) may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state and foreign securities laws. Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three-month period, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the SEC. The Debtor does not anticipate, however, that adequate current public information will exist with respect to any issuer of 1145 Securities, and it is not anticipated that the safe harbor resale provisions will be available on or after Confirmation of the Plan.

Pursuant to the Plan, certificates evidencing 1145 Securities received by a holder that Reorganized Adfitech determines is an underwriter within the meaning of section 1145(b)(1)(D) of the Bankruptcy Code will bear a legend substantially in the form below:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Any person or entity entitled to receive 1145 Securities who Reorganized Adfitech determines to be an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code that would otherwise receive legended securities as provided above, may instead receive certificates evidencing 1145 Securities without such legend if, prior to the distribution of such securities, such person or entity delivers to Reorganized Adfitech (i) an opinion of counsel reasonably satisfactory to Reorganized Adfitech to the effect that the 1145 Securities to be received by such person or entity are not subject to the restrictions applicable to “underwriters” under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and applicable state law, and (ii) a certification that such person or entity is not an “underwriter” within the meaning of section 1145 of the Bankruptcy Code.

Any holder of a certificate evidencing 1145 Securities bearing such legend may present such certificate to the transfer agent for the 1145 Securities for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (i) such securities are sold pursuant to an effective registration statement under the Securities Act or (ii) such holder delivers to Reorganized Adfitech an opinion of counsel reasonably satisfactory to Reorganized Adfitech to the effect that such securities are no longer subject to the restrictions applicable to “underwriters” under section 1145 of the Bankruptcy Code.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTOR, THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

VI. CERTAIN FACTORS AFFECTING THE DEBTOR

HOLDERS OF CLAIMS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE DISCLOSURE STATEMENT AND RELATED DOCUMENTS, REFERRED TO OR INCORPORATED BY REFERENCE IN THE DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THIS SECTION PROVIDES INFORMATION REGARDING POTENTIAL RISKS IN CONNECTION WITH THE PLAN, THE FINANCIAL PROJECTIONS AND OTHER RISKS THAT COULD IMPACT REORGANIZED ADFITECH’S FUTURE FINANCIAL CONDITION AND OPERATIONS. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.	Certain Risks Related to the Plan.

1.	Undue Delay in Confirmation of the Plan May Significantly Disrupt Operations of the Debtor.

The continuation of this chapter 11 case could adversely affect the Debtor’s operations and relationships with the Debtor’s customers, vendors, suppliers, employees and regulators. If Confirmation of the Plan does not occur expeditiously, Adfitech’s chapter 11 case could result in, among other things, increases in costs, professional fees and similar expenses. In addition, a prolonged chapter 11 case may make it more difficult to retain and attract management and other key personnel, and would require senior management to spend a significant amount of time and effort dealing with the Debtor’s financial reorganization instead of focusing on the operation of the Debtor’s business.

2.	The Debtor May Not Be Able to Obtain Confirmation.

The Debtor cannot ensure that it will receive the requisite acceptances to confirm the Plan. Even if the Debtor receives the requisite acceptances, the Debtor cannot ensure that the Bankruptcy Court will confirm the Plan. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things: (i) a finding by a bankruptcy court that a plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (ii) confirmation is not likely to be followed by a liquidation or a need for further financial reorganization; and (iii) the value of distributions to non-accepting holders of claims and interests within a particular class under the plan will not be less than the value of distributions such holders would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, the Debtor believes that the Plan does not unfairly discriminate and is fair and equitable, will not be followed by a need for further financial reorganization, and that non-accepting holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under chapter 7 of the Bankruptcy Code.

It is possible that the Debtor will have to liquidate its assets, in which case, as set forth in the Liquidation Analysis, it is likely that holders of Claims would receive substantially less favorable treatment than they would receive under the Plan.

3.	Parties in Interest May Object to the Debtor’s Classification of Claims.

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtor believes that the classification of Claims under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there is no assurance that the Bankruptcy Court will necessarily hold that the Claims classification scheme complies with the Bankruptcy Code, which could delay or prevent the Confirmation of the Plan.

4.	Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Various Factual Determinations.

Some of the material consequences of the Plan regarding United States federal income taxes are summarized in Article VII of this Disclosure Statement. Some of these tax issues raise unsettled and complex legal issues, and also involve various factual determinations, that raise additional uncertainties. The Debtor cannot ensure that the IRS will not take a contrary view and no ruling from the IRS has been or will be sought regarding the tax consequences described in Article VII of this Disclosure Statement. In addition, the Debtor cannot ensure that the IRS will not challenge the various positions the Debtor has taken, or intends to take, with respect to various tax issues, or that a court would not sustain such a challenge. FOR A MORE DETAILED DISCUSSION OF RISKS RELATING TO THE SPECIFIC POSITIONS THE DEBTOR INTENDS TO TAKE WITH RESPECT TO VARIOUS TAX ISSUES, PLEASE SEE ARTICLE VII OF THIS DISCLOSURE STATEMENT.

B.	Risks Related to the Capitalization and Financial Results of Reorganized Adfitech.

1.	Risks Associated with the New Securities.

Reorganized Adfitech does not intend, upon consummation of the Plan, to register the New Securities under the Securities Exchange Act or apply for listing or quotation of the New Securities on any securities exchange, stock market or interdealer quotation system. Accordingly, Reorganized Adfitech can make no assurance that a regular trading market for the New Securities will develop following Confirmation of the Plan or, if a trading market does develop, that it will be sustainable. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including without limitation, prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Reorganized Adfitech. Thus, a holder of the New Securities could find it difficult to dispose of, or to obtain accurate quotations as to the market value of such securities, following consummation of the Plan. FOR DETAILED DISCUSSION OF CERTAIN SECURITIES LAW MATTERS, PLEASE SEE ARTICLE V (“SECURITIES LAW MATTERS”) OF THIS DISCLOSURE STATEMENT.

2.	Risks Associated with the New Notes and the New Note Agreement.

Reorganized Adfitech does not intend, upon consummation of the Plan, to register the New Notes under the Securities Exchange Act or apply for listing or quotation of the New Notes on any securities exchange, stock market or interdealer quotation system. Accordingly, Reorganized Adfitech can make no assurance that a regular trading market for the New Notes will develop following Conformation of the Plan or, if a trading market does develop, that it will be sustainable. Even if such a market were to exist, such notes could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including without limitation prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Reorganized Adfitech. Thus, a holder of the New Notes could find it difficult to dispose of, or to obtain accurate quotations as to the market value of such securities, following consummation of the Plan. FOR DETAILED DISCUSSION OF CERTAIN SECURITIES LAW MATTERS, PLEASE SEE ARTICLE V (“SECURITIES LAW MATTERS”) OF THIS DISCLOSURE STATEMENT.

The inclusion of the New Notes and the New Note Agreement in the Plan increases the financial risk of the Debtor, post-emergence. The New Note Agreement, under which the New Notes will be issued, will have conditions and covenants which may be breached in the event actual financial results deviate substantially from the Debtor’s projections. For instance, covenants in the New Note Agreement may require Reorganized Adfitech to use a portion of its cash flow and the proceeds it receives from certain asset sales and specified debt or equity issuances, or upon the occurrence of other events, to repay outstanding borrowings under the New Notes and the New Note Agreement. Any failure to comply with the covenants or restrictions of the New Notes or the New Note Agreement may result in an event of default and could potentially trigger an insolvency. Substantially all of the assets of Reorganized Adfitech will be pledged as security under the New Note Agreement. While the Debtor believes that the amount of debt in the capital structure is supportable, there can be no assurance that Reorganized Adfitech’s actual financial performance will be sufficient to enable Reorganized Adfitech to meet the debt service requirements of the New Notes and the New Note Agreement.

Moreover, the New Note Agreement may contain various provisions which may limit Reorganized Adfitech’s ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate and/or sell or dispose of all or substantially all of its assets.

3.	Risks Associated with Reorganized Adfitech’s Projected Financial Results.

Reorganized Adfitech’s ability to make payments on and to refinance its debt, including the New Note Agreement, will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of Reorganized Adfitech.

There can be no assurance that Reorganized Adfitech will be able to generate sufficient cash flow from operations or that future borrowings will be available under credit facilities in an amount sufficient to enable Reorganized Adfitech to pay its debt obligations, including obligations under the New Note Agreement, or to fund their other liquidity needs. Reorganized Adfitech may need to refinance all or a portion of its debt on or before maturity. There can be no assurance that Reorganized Adfitech will be able to refinance any of its debt on commercially reasonable terms or at all.

C.	Risks Related to the Operational Results of Reorganized Adfitech.

1.	A Prolonged Economic Downturn, Changes in the Mortgage Industry and Other External Events Would Adversely Affect the Debtor’s Business and Financial Condition.

The Debtor’s business is subject to the adverse economic conditions currently present in the United States, including a decline in the real estate market, interest rate volatility, and limited credit availability. Substantially all of the Debtor’s net revenues are related to the mortgage industry. Thus, a continuation of the current economic downturn or structural changes in the mortgage industry could have a material adverse effect on the Debtor’s business, financial condition and results of operation.

2.	The Chapter 11 Case May Have Negatively Affected the Business of Reorganized Adfitech Including Relationships with Certain Customers and Vendors, Which Could Adversely Impact Reorganized Adfitech’s Future Financial and Operating Results.

Due to the disruptions caused by the bankruptcy, certain of the Debtor’s relationships with customers and vendors may have been adversely affected and/or terminated. Customers or vendors may have entered into alternate relationships with other counterparties or modified their relationship with Adfitech due to its current condition or other concerns. Additional or future changes in relationships with customers and vendors could have a material adverse effect on Reorganized Adfitech’s financial and operating results.

3.	The Inability to Retain or Recruit Key Officers and Employees for Reorganized Adfitech Could Disrupt Its Business Operations.

The Debtor’s business is complex and requires detailed knowledge of refined proprietary technology and the commercial lending industry as a whole. Reorganized Adfitech will depend on current key officers and employees to meet the challenges and complexities of its businesses. If officers or employees resign or become unable to continue in their present roles and are not adequately replaced, Reorganized Adfitech’s business operations could be materially adversely affected.

VII. U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the Plan to Adfitech and the Holders of Claims and Interests. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”), as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated hereafter could alter or modify the analysis and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below.

This discussion does not purport to be a complete analysis or listing of all potential tax considerations. It does not address foreign, state or local tax law, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special categories of taxpayers who are Holders (such as taxpayers who are not U.S. domestic corporations, citizens or residents, or are S corporations, banks, mutual funds, insurance companies, financial institutions, regulated investment companies, broker-dealers and tax-exempt organizations) and assumes that each Holder holds its Claim directly.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. Adfitech has not requested and will not request a ruling from the IRS with respect to any of the tax aspects of the Plan. Thus, there can be no assurance that the IRS will not challenge any of the federal income tax consequences described herein, or that such challenge, if asserted, would not be sustained.

THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO EACH HOLDER. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FOREIGN, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN.

*        *        *

IRS Circular 230 Notice: To ensure compliance with IRS Circular 230, each Holder is hereby notified that: (i) any discussion of U.S. federal income tax consequences contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by such Holder for the purpose of avoiding penalties that may be imposed on it under the Tax Code, (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters discussed herein, and (iii) each Holder should seek advice based on their particular circumstances from an independent tax advisor.

A.	Consequences for Adfitech.

Under the Tax Code, a debtor generally will recognize income from the cancellation of indebtedness (“COD Income”) to the extent that its indebtedness is discharged during the taxable year. Section 108(a)(1)(A) of the Tax Code provides an exception to this rule, however, when a debtor, such as Adfitech, is in bankruptcy and when the discharge is granted, or is effected pursuant to a plan approved by, a bankruptcy court. In this case, instead of recognizing income, Adfitech is required, under section 108(b) of the Tax Code, to reduce certain of its tax attributes by the amount of COD Income. The attributes of the taxpayer are to be reduced in the following order: net operating losses, general business and minimum tax credit carryovers, capital loss carryovers, the basis of the taxpayer’s assets, and finally, foreign tax credit carryovers (collectively, “Tax Attributes”). In addition to the foregoing, section 108(e)(2) of the Tax Code provides a further exception to the realization of COD Income upon the discharge of debt, providing that a taxpayer will not recognize COD Income to the extent that the taxpayer’s satisfaction of the debt would have given rise to a deduction for federal income tax purposes.

As a result of having its debt reduced in connection with this bankruptcy proceeding, Adfitech will not recognize COD Income from the discharge of indebtedness pursuant to the Plan; however, certain Tax Attributes of Adfitech will be reduced or eliminated. Only to the extent that the discharge is of amounts that Adfitech would have been entitled to deduct for federal income tax purposes if Adfitech had paid such amounts, will Adfitech avoid recognition of COD Income and reduction of Tax Attributes pursuant to section 108(e)(2) of the Tax Code.

B.	Consequences for Holders.

The U.S. federal income tax consequences of the Plan to a Holder of an Allowed Claim or an Allowed Interest will depend upon several factors, including but not limited to: (i) whether the Holder’s Claim (or portion thereof) constitutes a Claim for principal or interest; (ii) whether the Holder is a U.S. resident for federal income tax purposes (or falls into any of the special classes of taxpayers excluded from this discussion as noted above); (iii) whether the Holder has taken a bad debt deduction with respect to its Claim; (iv) whether the Holder has previously recognized accrued but unpaid interest with respect to the Claim; and (v) whether the Claim constitutes a “security” for federal income tax purposes. HOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

1.	Classes 1, 2, 3 and 4 – Secured Claims, Employee Claims, Other Priority Claims and Administrative Convenience Claims.

A Holder of an Allowed Class 1, Class 2, Class 3 or Class 4 Claim who will receive Cash in exchange for its Claim under the Plan, generally will recognize taxable gain or loss in an amount equal to the difference between the amount realized and its adjusted tax basis in the Allowed Claim. The amount realized will equal the amount of Cash to the extent that such consideration is not allocable to any portion of the Allowed Claim representing accrued and unpaid interest, as further discussed below.

The character of any recognized gain or loss (i.e., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Holder, the nature of the Allowed Claim in the Holder’s hands, the purpose and circumstances of its acquisition, the Holder’s holding period of the Allowed Claim, and the extent to which the Holder previously claimed a deduction for the worthlessness of all or a portion of the Allowed Claim.

A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of a loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered.

A portion of the consideration received by a Holder in satisfaction of an Allowed Claim may be allocated to the portion of such Claim (if any) that represents accrued but unpaid interest. If any portion of a distribution is allocated to accrued interest, such portion would be taxable to the Holder as interest income, except to the extent the Holder has previously reported such interest as income. In the event that a Holder has not previously reported the amount allocable to accrued interest as interest income, only the balance of the distribution after the allocation of proceeds to accrued interest would be considered received by the Holder in respect of the principal amount of the Allowed Claim. Such an allocation would reduce the amount of the gain, or increase the amount of loss, realized by the Holder with respect to the Allowed Claim. If any such loss so created were a capital loss, it would not offset any amount of the distribution that was treated as ordinary interest income (except, in the case of individuals, to the limited extent that capital losses may be deducted against ordinary income).

2.	Classes 5 and 6 – General Unsecured Claims and Senior Notes Guarantee Claims.

Under the Plan, each Holder of an Allowed Class 5 or Class 6 Claim will receive a Pro Rata share of the Plan Distribution. Assuming that an Allowed Class 5 or Class 6 Claim is not treated as a “security” for federal income tax purposes, a Holder of such Claim would be treated as exchanging its Claim for its Pro Rata share of the Plan Distribution in a fully taxable exchange. In that case, such Holder would recognize gain or loss equal to the difference between the fair market value, as of the Effective Date, of the Plan Distribution received that is not allocable to accrued interest and the Holder’s tax basis in such Claim. The character of any recognized gain or loss (i.e., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Holder, the nature of the Claim in the Holder’s hands, the purpose and circumstances of its acquisition, the Holder’s holding period, and the extent to which the Holder had previously claimed a deduction for the worthlessness of all or a portion of the Claim. A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered. Please note, however, that if an Allowed Class 5 or Class 6 Claim is determined to constitute a “security” for federal income tax purposes, different rules would apply and the exchange of such Claim for a distribution under the Plan Distribution would be treated as a tax-free recapitalization under the Tax Code to the extent the Claim is exchanged for New Securities and New Notes.

3.	Class 7 – Subordinated Notes Guarantee Claims.

According to the Plan, a Holder of a Class 7 Claim will not receive or retain any distribution or other property, and such Claim will be deemed cancelled on the Effective Date. Thus, the Holder of a Class 7 Claim generally will recognize a loss in the amount of such Holder’s tax basis in the Claim. The character of any recognized loss (i.e., short-term or long-term capital gain or loss) will depend upon the status of the Holder, the nature of the Claim in the

Holder’s hands, the purpose and circumstances of its acquisition, the Holder’s holding period, and the extent to which the Holder had previously claimed a deduction for the worthlessness of all or a portion of the Claim. A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered.

4.	Class 8 – Interests in Adfitech.

According to the Plan, a Holder of a Class 8 Interest will not receive or retain any distribution or other property, and such Interest will be deemed cancelled on the Effective Date. Thus, the Holder of an Interest generally will recognize a loss in the amount of such Holder’s tax basis in the Interest. The character of any recognized loss (i.e., short-term or long-term capital gain or loss) will depend upon the status of the Holder, the nature of the Interest in the Holder’s hands, the purpose and circumstances of its acquisition, the Holder’s holding period, and the extent to which the Holder had previously claimed a deduction for the worthlessness of all or a portion of the Interest. A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered.

C.	Information Reporting and Backup Withholding.

In connection with the Plan, Adfitech or Reorganized Adfitech, as applicable, will comply with all withholding and reporting requirements imposed by the Tax Code. Under the Tax Code, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at a rate of 28%. Backup withholding generally applies if the Holder fails to provide a taxpayer identification number or fails to otherwise establish an exemption. The amount of any backup withholding will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle such Holder to a refund. Certain persons, including corporations and financial institutions, are generally exempt from backup withholding.

D.	Importance of Obtaining Professional Tax Assistance.

As indicated above, no Holder should rely on the tax discussion in this Disclosure Statement in lieu of consulting with one’s own tax professional. The foregoing is intended to be a summary only and not a substitute for consultation with a tax professional. The federal, state, local and foreign tax consequences of the Plan are complex and, in some respects, uncertain. Such consequences may also vary based upon the individual circumstances of each Holder. Accordingly, each Holder is strongly urged to consult with its own tax advisor regarding the federal, estate, local and foreign tax consequences of the Plan.

VIII. LEGAL REQUIREMENTS FOR CONFIRMATION

A.	Best Interests Test.

Notwithstanding acceptance of the Plan by the requisite majority of creditors of each Class, pursuant to section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court must determine that the Plan provides each member of each Impaired Class of Claims and Interests who does not accept the Plan a recovery that has a value at least equal to the value of the distribution that each such Person would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code. Adfitech believes that such is the case under the Plan.

B.	Liquidation Analysis.

During the pendency of this chapter 11 case, Adfitech employed investment banker Houlihan Lokey and, with its assistance, engaged in efforts to sell Adfitech as a going concern. After discussions with the Creditors’ Committee as described in more detail above, it is submitted that a sale of Adfitech under current market conditions would yield less value to creditors than reorganizing Adfitech and issuing the 1145 Securities as set forth in the Plan.

If this chapter 11 case were converted to one under chapter 7, the Adfitech Estate would incur the additional expense of a chapter 7 trustee and the cost of counsel and other professionals retained by the chapter 7 trustee, all of whom would need to spend many hours reviewing, understanding and perhaps duplicating the lengthy investigation of the facts and circumstances of this case. Attached as Exhibit B is a Liquidation Analysis for the Adfitech Estate.

The Plan offers the advantage to creditors that they will receive more under the Plan than they would receive in a chapter 7 liquidation case. The Plan provides that Adfitech will continue to operate as a going concern. A conversion to chapter 7 at this point would only serve to seriously jeopardize a viable business, reduce value to creditors and delay the orderly process already in place.

Thus, Adfitech and the Creditors’ Committee believe the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code because under the Plan all Holders of Impaired Claims or Interests will receive distributions, if any, that have a value that is not less than the value of the distribution, if any, that each such Holder would receive if Adfitech were liquidated under chapter 7 of the Bankruptcy Code.

Please note that the Debtor’s liquidation analysis includes an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of Adfitech. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Debtor or a chapter 7 trustee. Additionally, various liquidation decisions on which certain assumptions are based are subject to change.

There can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtor’s assets would be realized if the Debtor were to actually undergo such a liquidation, and actual results could vary materially from those shown in this Disclosure Statement and the exhibits hereto.

The liquidation analysis has been prepared solely for use in this Disclosure Statement and does not represent values that are appropriate for any other purpose. Nothing contained in this liquidation analysis is intended to be nor shall it constitute a concession or admission by Adfitech or Reorganized Adfitech for any purpose.

C.	Plan Feasibility.

Adfitech has very few trade creditors and has continued its ongoing operations. The principal unsecured creditors in this case are as a result of guarantees Adfitech issued in connection with its parent TMST. Attached hereto as Exhibit C is a feasibility analysis demonstrating Reorganized Adfitech’s ability to meet its obligations under the Plan.

As part of its feasibility analysis, the Debtor has developed and included a set of financial projections, as more fully set forth in Exhibit C attached hereto (the “Projections”). The Debtor has prepared the Projections in good faith, based upon estimates and hypothetical assumptions made by the Debtor’s management. The Projection’s estimates and assumptions, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies. They are based on factors such as industry performance, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Debtor’s control. Although the Projections are presented with numerical specificity, the actual results of operations achieved during the Projection period can be expected to vary from the projected results. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtor expects that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the Projections.

No representations can be made as to the accuracy of the Projections or Reorganized Adfitech’s ability to achieve the projected results. Therefore, the Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur.

In addition to the foregoing, in connection with reviewing the Projections, see generally Section VI hereinabove, “Certain Factors Affecting the Debtor.”

D.	Plan Alternatives.

Adfitech and the Creditors’ Committee believe that the Plan provides creditors with the greatest possible recoveries on their Claims. The alternatives to Plan Conformation are (i) confirmation of an alternative reorganizing plan submitted by Adfitech or another party in interest, (ii) confirmation of a liquidating plan submitted by Adfitech or another party in interest, (iii) liquidation of Adfitech in chapter 7, or (iv) dismissal of Adfitech’s chapter 11 case. As set forth in Adfitech’s liquidation analysis above, Adfitech believes that the Plan provides a greater recovery to creditors than would be achieved in chapter 7 or a chapter 11 liquidation. Therefore, a liquidation is not a superior alternative to the Plan. Adfitech also does not believe that any alternative plan or dismissal of this case would provide greater recoveries to creditors. It is important to note in this regard that the Plan is the product of negotiations between Adfitech and the Creditors’ Committee and that the Creditors’ Committee supports approval of the Plan by creditors.

IX. RECOMMENDATIONS

ADFITECH URGES ALL VOTING CREDITORS TO ACCEPT THE PLAN AND TO RETURN THEIR BALLOTS SO THAT THEY WILL BE RECEIVED NO LATER THAN 4:00 P.M. (EASTERN STANDARD TIME) ON __________, 2010.

Dated: January 5, 2010	ADFITECH, INC.
a Nevada corporation

	By:	/s/ Samuel E. Meek
		Name:	Samuel E. Meek
		Title:	President

VENABLE LLP

	By:	/s/ Richard L. Wasserman
Richard L. Wasserman
David E. Rice
750 E. Pratt Street, Suite 900
Baltimore, Maryland 21202
(410) 244-7400

Attorneys for ADFITECH, Inc.,
Debtor and Debtor-in-Possession

Exhibit B

(Liquidation Analysis)

Exhibit B.1

ADFITECH

Liquidation Analysis

Amounts in Actual $s	Estimated Book Value as of 2/28/10 [1]	Recovery Percentage	Proceeds
ASSETS
Cash-Operating-BOK	$10,888,574	100%	$10,888,574
Cash-Utility Deposit-BOK	65,208	100%	65,208
Petty Cash	23	100%	23
Accounts Receivable Sales	3,933,148	90%	3,539,833
Accounts Receivable Other	(105)	0%	—
Prepaid Expense	320,103	47%	150,448

Total Current Assets	15,206,951		14,644,087

Land (at appraised value) [2]	2,613,600	80%	2,090,880
Building (at appraised value) [2]	5,807,650	80%	4,646,120
Furniture & Fixtures, Hardware and Software, net	699,135	10%	69,914

Total Fixed Assets	9,120,385		6,806,914

Goodwill	9,152,249	0%	—

Avoidance Actions	unknown		unknown

Total Assets Available for Distribution	$33,479,586		$21,451,000

Distribution Analysis

	Claim Value		Distribution	Recovery %	Cash available for Distribution
Total Assets Available for Distribution					$21,451,000
Administrative Claims - Chapter 7	$1,256,976	[3]	$1,256,976	100.0%	20,194,024
Administrative Claims - Chapter 11	1,501,277	[4]	1,501,277	100.0%	18,692,747
Secured Claims - Class 1	—		—	NA	18,692,747
Priority Claims
Class 2: Employee Claims	—		—	NA	18,692,747
Class 3: Other Priority Claims	33,380	[5]	33,380	NA	18,659,367
Unsecured Claims [7]
Class 4: Administrative Convenience Class Claims	5,970	[6]	68	1.1%	18,659,300
Class 5: General Unsecured Claims	—	[6]	—	NA	18,659,300
Class 6: Senior Note Guarantee Claims	304,747,356	[6]	3,467,029	1.1%	15,192,271
Class 6: Proceeds From Class 7 Creditor Distribution			15,192,271	1.1%	—
Class 7: Subordinated Notes Guarantee Claims	1,335,380,931	[6]	—	NA	—

Total Unsecured Claims	1,640,134,257		18,659,367

Totals	$1,642,925,889		$21,451,000

Notes:

[1]	Based on Adfitech Projections prepared by Debtor updated with actuals through November 2009 and including additional estimates for professional fees through March 2010.
[2]	Total Land and Building amounts are the “Evaluation Value” indicated in the Appraisal Evaluation dated April 20, 2009, performed by Richard L. Nichols.
[3]

Includes estimated professional fees in liquidation estimated at 25% of professional fees incurred and anticipated to be incurred through February 2010 plus 3% of total assets as an estimate of Trustee compensation.

[4]	Includes current payables as of November 2009 Monthly Operating Report, less scheduled priority tax claims.
[5]	Based on scheduled priority claims less those paid pursuant to first day orders. Includes estimates for personal and property taxes accrued but not yet due at time of filing.

[6]	Based on preliminary claims analysis. Debtor reserves all rights to object to any claims as warranted.
[7]

For purposes of calculating the recovery for General Unsecured Creditors, the Subordinated Notes Guarantee Claims are included as part of the Total Unsecured Claims. By reason of the subordination of Class 7 Claims to Class 6 Claims, the distribution otherwise payable to holders of Subordinated Notes Guarantee Claims would be paid to the holders of the Senior Note Guarantee Claims.

Exhibit B.2

ADFITECH

Payments to General Unsecured Creditors

Reorganization vs. Liquidation

		Chapter 11 Reorganization			Chapter 7 Liquidation
	Claim Value	Distribution		Recovery %	Distribution	Recovery %
General Unsecured Claims
Class 4: Administrative Convenience Class Claims	$5,970	$5,970		100.0%	$68	1.1%
Class 5: General Unsecured Claims	—	—		NA	—	NA
Class 6: Senior Note Guarantee Claims	304,747,356	7,177,803	[1]	2.4%	3,467,029	1.1%
Class 6: Proceeds Contributed by Class 7 Creditors		31,452,613	[1]	2.4%	15,192,271	1.1%
Class 7: Subordinated Notes Guarantee Claims	1,335,380,931	—	[2]	NA

Total General Unsecured Claims	$1,640,134,257	$38,636,386		2.4%	$18,659,367	1.1%[2]

Notes:

[1]	Represents:

New Notes:	$23,000,000
Cash Distribution:	2,500,000
Value of New Securities:	13,130,416

$38,630,416

[2]

For purposes of calculating the recovery for General Unsecured Creditors, the Subordinated Notes Guarantee Claims are included as part of the Total Unsecured Claims. By reason of the subordination of Class 7 Claims to Class 6 Claims, the distribution otherwise payable to holders of Subordinated Notes Guarantee Claims would be paid to the holders of the Senior Note Guarantee Claims.

Exhibit C

(Feasibility Analysis)

Exhibit C.1

Adfitech Reorganization Balance Sheet - Estimated as of February 28, 2010 Effective Date

(Amounts in Actual $ rounded to $1,000)

	2/28/10 Balance per Management Projections	Decrease		Increase		Adjusted Balance after Confirmation
ASSETS
Cash-Operating-BOK	$10,889,000	$(3,011,000	) (1)			$7,878,000
Cash-Utility Deposit-BOK	65,000					65,000
Petty Cash	—					—
Accounts Receivable Sales	3,933,000					3,933,000
Accounts Receivable Other	—					—
Prepaid Expense	320,000					320,000

Total Current Assets	15,207,000	(3,011,000)		—		12,196,000

Land	2,017,000			597,000	(3)	2,614,000
Building	4,994,000			813,000	(3)	5,807,000
Depreciation, building	(509,000)			509,000		—
Furniture & Fixtures	440,000					440,000
Computer Hardware	1,503,000					1,503,000
Software	39,000					39,000
Depreciation, not including building	(1,282,000)					(1,282,000)

Total Fixed Assets Net of Depreciation	7,202,000	—		1,919,000		9,121,000

Goodwill / Enterprise value in excess of identifiable assets	9,152,000	(9,152,000)		16,148,000		16,148,000

Total Assets	$31,561,000	$(12,163,000)		$18,067,000		$37,465,000

LIABILITIES
Accounts Payable (2)	$1,338,000					$1,338,000
Benefit Plan 125	(3,000)					(3,000)
Administrative Claims (4)	505,000	(505,000)				—
Class 1: Secured Claims	—					—
Class 2 and 3: Priority Claims	—					—
Class 4: Administrative Convenience Class Claims (5)	6,000	(6,000)				—
Class 5: General Unsecured Claims (5)	—	—				—
Class 6: Senior Note Guarantee Claims (6)	304,747,000	(304,747,000)		23,000,000		23,000,000
Class 7: Subordinated Note Guarantee Claims (6)	1,335,381,000	(1,335,381,000)				—

Total Liabilities	1,641,974,000	(1,640,639,000)		23,000,000		24,335,000

EQUITY
Capital Stock and Retained Earnings	(1,610,413,000)	1,610,413,000		13,130,000		13,130,000

Total Capital	(1,610,413,000)	1,610,413,000		13,130,000		13,130,000

TOTAL LIABILITIES & CAPITAL	$31,561,000	$(30,226,000)		$36,130,000		$37,465,000

Notes:

(1)	Represents payment of allowed Class 4 and Class 5 claims as well as $2.5 million cash payment to Class 6 claims.
(2)	Includes accrued state income and property taxes not due as of confirmation date.
(3)	Total Land and Building amounts are the “Evaluation Value” indicated in the Appraisal Evaluation dated April 20, 2009, performed by Richard L. Nichols.
(4)	Administrative Claims includes $305,000 agreed upon payment for post-petition indenture trustee fees and estimated professional fees due through confirmation.
(5)	Based on scheduled and filed proofs of claims. Debtor reserves all rights to object to any claims as warranted.
(6)	Based on filed proofs of claims. Debtor reserves all rights to object to any claims as warranted.

Exhibit C.2

Adfitech, Inc.

Balance Sheet Projections

(Amounts in Actual $)

	Actuals
	Jan-09	Feb-09	Mar-09	Apr-09	May-09	Jun-09	Jul-09	Aug-09
ASSETS
Cash-Operating-BOK	$1,923,943	$5,736,859	$6,198,388	$6,716,664	$8,783,710	$8,678,256	$8,678,748	$10,012,803
Cash-Utility Deposit-BOK	—	—	—	—	65,007	65,047	65,086	65,123
Petty Cash	64	64	22	22	22	8	7	7
Accounts Receivable Sales	7,667,189	4,410,156	4,076,665	4,289,099	2,985,845	3,483,086	3,485,359	3,107,628
Accounts Receivable Other	—	—	—	—	1	2,135	1	1
Prepaid Expense	331,235	317,246	303,536	280,205	276,462	276,264	320,103	266,737

Total Current Assets	9,922,431	10,464,325	10,578,611	11,285,990	12,111,046	12,504,796	12,549,303	13,452,299
Land	2,017,000	2,017,000	2,017,000	2,017,000	2,017,000	2,017,000	2,017,000	2,017,000
Building	4,983,000	4,983,000	4,983,000	4,983,000	4,983,000	4,983,000	4,993,600	4,993,600
Furniture & Fixtures	439,610	439,610	439,610	439,610	439,610	439,610	439,610	439,610
Computer Hardware	1,413,163	1,431,602	1,437,913	1,440,674	1,441,376	1,443,373	1,443,373	1,445,397
Software	29,621	38,637	38,637	38,637	38,637	38,637	38,637	38,637
Depreciation	(1,208,546)	(1,254,484)	(1,299,612)	(1,344,407)	(1,389,142)	(1,433,322)	(1,477,415)	(1,521,660)

Total Fixed Assets Net of Depreciation	7,673,848	7,655,365	7,616,547	7,574,514	7,530,481	7,488,298	7,454,806	7,412,583
Goodwill	9,152,249	9,152,249	9,152,249	9,152,249	9,152,249	9,152,249	9,152,249	9,152,249

Total Assets	$26,748,528	$27,271,939	$27,347,408	$28,012,753	$28,793,776	$29,145,344	$29,156,358	$30,017,132

LIABILITIES
Accounts Payable [1]	$1,210,506	$1,228,546	$728,792	$793,082	$1,026,570	$1,188,435	$1,015,186	$1,022,026
Benefit Plan 125	5,143	5,773	1,604	(436)	(2,356)	(4,239)	5,173	3,316
Administrative Claims [2]	—	—	—	—	—	—	—	—
General Unsecured Claims [3]	—	—	—	—	29,062	29,062	29,062	29,062
Senior Note Guarantee Claims [3]	—	—	—	—	304,747,356	304,747,356	304,747,356	304,747,356
Subordinated Note Guarantee Claims [3]	—	—	—	—	1,335,380,931	1,335,380,931	1,335,380,931	1,335,380,931
Long Term Note

Total Liabilities	1,215,649	1,234,319	730,396	792,645	1,641,181,563	1,641,341,544	1,641,177,707	1,641,182,690

CAPITAL
Capital Stock and Retained Earnings	24,678,284	24,678,284	24,697,491	24,697,491	(1,615,459,858)	(1,615,459,858)	(1,615,459,858)	(1,615,459,858)
Current Earnings	854,596	1,359,336	1,919,521	2,522,617	3,072,071	3,263,658	3,438,508	4,294,299

Total Capital	25,532,880	26,037,620	26,617,012	27,220,108	(1,612,387,786)	(1,612,196,200)	(1,612,021,349)	(1,611,165,558)

TOTAL LIABILITIES & CAPITAL	$26,748,528	$27,271,939	$27,347,408	$28,012,753	$28,793,776	$29,145,344	$29,156,358	$30,017,132

Source: Adfitech Projections prepared by Debtor updated with actuals through November 2009.

Notes:

[1]	Majority of scheduled pre-petition obligations paid pursuant to applicable court orders.
[2]	Includes agreed upon post-petition fees to Indenture Trustees in the amount of $305,000 and estimated professional fees due through confirmation.
[3]	Based on filed proofs of claims and a preliminary claims analysis. Debtor reserves all rights to object to any claims as warranted.

Exhibit C.2

Adfitech, Inc.

Balance Sheet Projections

(Amounts in Actual $)

	Actuals			Projections			Adjusted for Reorganization Feb-10	Projections
	Sep-09	Oct-09	Nov-09	Dec-09	Jan-10	Feb-10		Mar-10	Apr-10
ASSETS
Cash-Operating-BOK	$9,971,364	$10,755,209	$11,177,464	$10,865,807	$10,419,782	$10,888,574	$7,877,574	$7,771,354	$8,359,307
Cash-Utility Deposit-BOK	65,253	65,181	65,208	65,208	65,208	65,208	65,208	65,208	65,208
Petty Cash	7	23	23	23	23	23	23	23	23
Accounts Receivable Sales	3,426,062	3,228,994	3,405,720	3,883,271	4,107,936	3,933,148	3,933,148	4,489,072	4,131,056
Accounts Receivable Other	1	(105)	(105)	(105)	(105)	(105)	(105)	(105)	(105)
Prepaid Expense	247,596	232,594	222,793	320,103	320,103	320,103	320,103	320,103	320,103

Total Current Assets	13,710,283	14,281,896	14,871,103	15,134,307	14,912,946	15,206,951	12,195,951	12,645,655	12,875,592
Land	2,017,000	2,017,000	2,017,000	2,017,000	2,017,000	2,017,000	2,613,600	2,613,600	2,613,600
Building	4,993,600	5,016,600	5,050,900	4,993,600	4,993,600	4,993,600	5,807,650	5,807,650	5,807,650
Furniture & Fixtures	439,610	439,610	439,610	439,610	439,610	439,610	439,610	439,610	439,610
Computer Hardware	1,465,698	1,472,174	1,482,989	1,492,989	1,492,989	1,502,989	1,502,989	1,547,989	1,557,989
Software	38,637	38,637	38,637	38,637	38,637	38,637	38,637	38,637	38,637
Depreciation	(1,566,012)	(1,610,554)	(1,655,273)	(1,699,810)	(1,745,262)	(1,790,825)	(1,282,101)	(1,327,776)	(1,373,564)

Total Fixed Assets Net of Depreciation	7,388,532	7,373,468	7,373,863	7,282,026	7,236,575	7,201,012	9,120,385	9,119,710	9,083,923
Goodwill	9,152,249	9,152,249	9,152,249	9,152,249	9,152,249	9,152,249	16,148,737	16,148,737	16,148,737

Total Assets	$30,251,064	$30,807,613	$31,397,216	$31,568,582	$31,301,770	$31,560,212	$37,465,073	$37,914,101	$38,108,251

LIABILITIES
Accounts Payable [1]	$1,035,893	$1,324,004	$1,337,757	$1,337,757	$1,337,757	$1,337,757	$1,337,757	$1,337,757	$1,337,757
Benefit Plan 125	1,083	5,552	(3,100)	(3,100)	(3,100)	(3,100)	(3,100)	(3,100)	(3,100)
Administrative Claims [2]	—	305,000	580,084	830,084	305,000	505,000	—	—	—
General Unsecured Claims [3]	29,062	29,062	29,062	5,970	5,970	5,970	—	—	—
Senior Note Guarantee Claims [3]	304,747,356	304,747,356	304,747,356	304,747,356	304,747,356	304,747,356	—	—	—
Subordinated Note Guarantee Claims [3]	1,335,380,931	1,335,380,931	1,335,380,931	1,335,380,931	1,335,380,931	1,335,380,931	—	—	—
Long Term Note

Total Liabilities	1,641,194,324	1,641,791,905	1,642,072,089	1,642,298,997	1,641,773,913	1,641,973,913	24,334,657	24,334,657	24,334,657

CAPITAL
Capital Stock and Retained Earnings	(1,615,459,858)	(1,615,459,858)	(1,615,459,858)	(1,615,436,766)	(1,610,730,415)	(1,610,730,415)	12,813,703	12,813,703	12,813,703
Current Earnings	4,516,598	4,475,566	4,784,984	4,706,351	258,272	316,714	316,714	765,742	959,891

Total Capital	(1,610,943,260)	(1,610,984,292)	(1,610,674,873)	(1,610,730,415)	(1,610,472,144)	(1,610,413,702)	13,130,416	13,579,444	13,773,594

TOTAL LIABILITIES & CAPITAL	$30,251,064	$30,807,613	$31,397,216	$31,568,582	$31,301,770	$31,560,212	$37,465,073	$37,914,101	$38,108,251

Source: Adfitech Projections prepared by Debtor updated with actuals through November 2009.

Notes:

[1]	Majority of scheduled pre-petition obligations paid pursuant to applicable court orders.
[2]	Includes agreed upon post-petition fees to Indenture Trustees in the amount of $305,000 and estimated professional fees due through confirmation.
[3]	Based on filed proofs of claims and a preliminary claims analysis. Debtor reserves all rights to object to any claims as warranted.

Exhibit C.2

Adfitech, Inc.

Balance Sheet Projections

(Amounts in Actual $)

	Projections
	May-10	Jun-10	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Dec-10
ASSETS
Cash-Operating-BOK	$8,748,703	$8,674,237	$9,331,855	$9,362,584	$9,898,610	$10,234,235	$10,716,106	$10,783,480
Cash-Utility Deposit-BOK	65,208	65,208	65,208	65,208	65,208	65,208	65,208	65,208
Petty Cash	23	23	23	23	23	23	23	23
Accounts Receivable Sales	3,955,168	4,456,906	4,085,053	4,528,975	4,390,788	4,443,069	4,303,747	4,739,613
Accounts Receivable Other	(105)	(105)	(105)	(105)	(105)	(105)	(105)	(105)
Prepaid Expense	320,103	320,103	320,103	320,103	320,103	320,103	320,103	320,103

Total Current Assets	13,089,100	13,516,372	13,802,137	14,276,788	14,674,627	15,062,532	15,405,081	15,908,322
Land	2,613,600	2,613,600	2,613,600	2,613,600	2,613,600	2,613,600	2,613,600	2,613,600
Building	5,807,650	5,807,650	5,807,650	5,807,650	5,807,650	5,807,650	5,807,650	5,807,650
Furniture & Fixtures	439,610	439,610	439,610	439,610	439,610	439,610	439,610	439,610
Computer Hardware	1,567,989	1,577,989	1,587,989	1,597,989	1,607,989	1,617,989	1,627,989	1,637,989
Software	38,637	38,637	38,637	38,637	38,637	38,637	38,637	38,637
Depreciation	(1,419,463)	(1,465,474)	(1,511,597)	(1,557,832)	(1,604,179)	(1,650,638)	(1,697,209)	(1,743,892)

Total Fixed Assets Net of Depreciation	9,048,023	9,012,012	8,975,889	8,939,654	8,903,307	8,866,848	8,830,277	8,793,595
Goodwill	16,148,737	16,148,737	16,148,737	16,148,737	16,148,737	16,148,737	16,148,737	16,148,737

Total Assets	$38,285,860	$38,677,122	$38,926,763	$39,365,179	$39,726,671	$40,078,118	$40,384,095	$40,850,654

LIABILITIES
Accounts Payable [1]	$1,337,757	$1,337,757	$1,337,757	$1,337,757	$1,337,757	$1,337,757	$1,337,757	$1,337,757
Benefit Plan 125	(3,100)	(3,100)	(3,100)	(3,100)	(3,100)	(3,100)	(3,100)	(3,100)
Administrative Claims [2]	—	—	—	—	—	—	—	—
General Unsecured Claims [3]	—	—	—	—	—	—	—	—
Senior Note Guarantee Claims [3]	—	—	—	—	—	—	—	—
Subordinated Note Guarantee Claims [3]	—	—	—	—	—	—	—	—
Long Term Note

Total Liabilities	24,334,657	24,334,657	24,334,657	24,334,657	24,334,657	24,334,657	24,334,657	24,334,657

CAPITAL
Capital Stock and Retained Earnings	12,813,703	12,813,703	12,813,703	12,813,703	12,813,703	12,813,703	12,813,703	12,813,703
Current Earnings	1,137,500	1,528,762	1,778,403	2,216,820	2,578,311	2,929,758	3,235,736	3,702,294

Total Capital	13,951,203	14,342,465	14,592,106	15,030,522	15,392,014	15,743,461	16,049,438	16,515,997

TOTAL LIABILITIES & CAPITAL	$38,285,860	$38,677,122	$38,926,763	$39,365,179	$39,726,671	$40,078,118	$40,384,095	$40,850,654

Source: Adfitech Projections prepared by Debtor updated with actuals through November 2009.

Notes:

[1]	Majority of scheduled pre-petition obligations paid pursuant to applicable court orders.
[2]	Includes agreed upon post-petition fees to Indenture Trustees in the amount of $305,000 and estimated professional fees due through confirmation.
[3]	Based on filed proofs of claims and a preliminary claims analysis. Debtor reserves all rights to object to any claims as warranted.

Exhibit C.3

Adfitech, Inc.

Income Statement Projections

With Historical Data

(Amounts in Actual $)

	YE 12/31/07	% of Revenue	YE 12/31/08	% of Revenue	YE 12/31/09 [1]	% of Revenue	YE 12/31/10 [2]	% of Revenue	YE 12/31/11 [2]	% of Revenue	YE 12/31/12 [2]	% of Revenue	YE 12/31/13 [2]	% of Revenue
REVENUES
Post Funding Quality Control	$15,759,982	75.98%	$19,333,729	84.29%	$28,373,011	89.30%	$32,440,742	89.89%	$28,403,455	81.59%	$25,893,740	73.78%	$21,947,332	63.85%
Professional Fees	7,300	0.04%	154,050	0.67%	8,920	0.03%	8,920	0.02%	—	0.00%	—	0.00%	—	0.00%
Post Closing Services	3,760,290	18.13%	2,284,037	9.96%	2,485,335	7.82%	2,818,750	7.81%	5,645,000	16.22%	8,480,000	24.16%	11,752,500	34.19%
Pre-funding QC	124,490	0.60%	37,315	0.16%	27,955	0.09%	27,955	0.08%	27,955	0.08%	27,955	0.08%	27,955	0.08%
Imaging	135,654	0.65%	403,454	1.76%	80,050	0.25%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Occupancy Verification Fee	(655)	0.00%	195	0.00%	1,150	0.00%	1,150	0.00%	—	0.00%	—	0.00%	—	0.00%
Document Retrieval	—	0.00%	292,417	1.27%	353,312	1.11%	396,266	1.10%	338,499	0.97%	299,074	0.85%	247,992	0.72%
Interest Income from Banks	88,796	0.43%	60,151	0.26%	45,548	0.14%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Late Charges	5,850	0.03%	4,343	0.02%	4,285	0.01%	4,285	0.01%	4,285	0.01%	4,285	0.01%	4,285	0.01%
Quality Jobs Income	230,078	1.11%	282,989	1.23%	391,199	1.23%	391,199	1.08%	391,199	1.12%	391,199	1.11%	391,199	1.14%
Miscellaneous Income	630,492	3.04%	83,530	0.36%	2,279	0.01%	—	0.00%	—	0.00%	—	0.00%	—	0.00%

TOTAL REVENUE	20,742,277	100.00%	22,936,211	100.00%	31,773,045	100.00%	36,089,268	100.00%	34,810,393	100.00%	35,096,253	100.00%	34,371,264	100.00%

EXPENSES
Payroll Costs	$14,581,824	70.30%	$16,784,095	73.18%	$20,957,404	65.96%	$23,119,865	64.06%	$22,100,904	63.49%	$23,124,238	65.89%	$23,179,618	67.44%
Direct Production Costs	545,521	2.63%	551,556	2.40%	1,194,613	3.76%	1,356,554	3.76%	1,194,759	3.43%	1,097,106	3.13%	934,474	2.72%
General & Administrative	534,298	2.58%	375,197	1.64%	442,087	1.39%	430,005	1.19%	400,516	1.15%	385,756	1.10%	355,740	1.03%
Legal & Professional Fees	63,727	0.31%	44,513	0.19%	55,438	0.17%	558,897	1.55%	575,800	1.65%	593,856	1.69%	611,416	1.78%
Insurance	100,007	0.48%	100,451	0.44%	64,840	0.20%	161,708	0.45%	166,666	0.48%	172,276	0.49%	177,245	0.52%
Marketing	392,601	1.89%	369,137	1.61%	244,541	0.77%	484,209	1.34%	498,941	1.43%	517,638	1.47%	531,237	1.55%
Technology	388,626	1.87%	505,906	2.21%	547,942	1.72%	486,083	1.35%	501,439	1.44%	520,929	1.48%	535,104	1.56%
Depreciation	582,489	2.81%	548,363	2.39%	537,356	1.69%	552,805	1.53%	570,269	1.64%	592,435	1.69%	608,556	1.77%
Bank Account Fees	9,774	0.05%	11,406	0.05%	16,512	0.05%	16,986	0.05%	17,523	0.05%	18,204	0.05%	18,699	0.05%
Bad Debt Expense	96,166	0.46%	38,093	0.17%	127,610	0.40%	131,279	0.36%	135,426	0.39%	140,690	0.40%	144,518	0.42%
Building Cost	411,651	1.98%	463,864	2.02%	474,568	1.49%	488,212	1.35%	503,636	1.45%	523,212	1.49%	537,449	1.56%

TOTAL EXPENSES	17,706,685	85.37%	19,792,581	86.29%	24,662,910	77.62%	27,786,603	76.99%	26,665,878	76.60%	27,686,341	78.89%	27,634,055	80.40%

Net Income before Taxes Interest & Restructuring Costs	3,035,592	14.63%	3,143,630	13.71%	7,110,134	22.38%	8,302,665	23.01%	8,144,515	23.40%	7,409,913	21.11%	6,737,208	19.60%

Provision for Income Taxes [5]	124,774	0.60%	60,000	0.26%	150,000	0.47%	2,367,041	6.56%	2,458,762	7.06%	2,172,268	6.19%	1,909,913	5.56%
Bankruptcy Expenses [3]	—	0.00%	—	0.00%	2,253,784	7.09%	700,000	1.94%	—	0.00%	—	0.00%	—	0.00%
Interest Expense [4]	—	0.00%	—	0.00%	—	0.00%	1,533,330	4.25%	1,839,996	5.29%	1,839,996	5.24%	1,839,996	5.35%

Net Income	$2,910,818	14.03%	$3,083,630	13.44%	$4,706,351	14.81%	$3,702,294	10.26%	$3,845,757	11.05%	$3,397,649	9.68%	$2,987,300	8.69%

Source: Adfitech Projections prepared by Debtor updated with actuals through November 2009.

Notes:

[1]	Actual through November 2009
[2]	Projected
[3]	Bankruptcy expenses represent actuals through November 2009, and projected professional fees of $250,000 for December 2009 and $200,000 for January and February 2010, and $100,000 for March 2010.

[4]	Assumes a $23,000,000 interest-only balloon payment loan at the end of a 10 year term at an 8% interest rate.
[5]	Taxes for 2009 were estimated in debtor’s model using historic accruals. For 2010 and forward, debtor’s model assumes a Federal income tax rate of 33.75% and a state income tax rate of 5.25%.

Exhibit C.4

Adfitech, Inc.

Income Statement Projections

(Amounts in Actual $)

	YTD [1] Nov-09	Dec-09	YTD Dec-09	Jan-10	Feb-10	Mar-10	Apr-10	May-10
REVENUES
Post Funding Quality Control	$25,948,951	$2,424,061	$28,373,011	$2,615,696	$2,496,062	$2,876,133	$2,631,204	$2,510,832
Professional Fees	8,070	850	8,920	743	743	743	743	743
Post Closing Services	2,297,835	187,500	2,485,335	187,500	187,500	187,500	187,500	187,500
Pre-funding QC	26,275	1,680	27,955	2,330	2,330	2,330	2,330	2,330
Imaging	80,050	—	80,050	—	—	—	—	—
Occupancy Verification Fee	825	325	1,150	96	96	96	96	96
Document Retrieval	323,302	30,010	353,312	32,301	30,763	35,378	32,301	30,763
Interest Income from Banks	41,164	4,384	45,548	—	—	—	—	—
Late Charges	4,044	241	4,285	357	357	357	357	357
Quality Jobs Income	360,096	31,103	391,199	32,600	32,600	32,600	32,600	32,600
Miscellaneous Income	2,279	—	2,279	—	—	—	—	—

TOTAL REVENUE	29,092,892	2,680,153	31,773,045	2,871,623	2,750,451	3,135,137	2,887,131	2,765,221

EXPENSES
Salaries	$13,023,985	$1,848,100	$14,872,085	$1,854,194	$1,866,066	$1,837,321	$1,918,937	$1,929,643
Salaries - Additional Files & O/T	1,926,761	—	1,926,761	—	—	—	—	—
Benefits - 401K Matching	269,042	—	269,042	—	—	—	—	—
Employee Appreciation & Development	46,229	7,843	54,071	4,574	4,585	4,596	4,607	4,619
Employee Banquet	35,753	2,400	38,153	3,227	3,235	3,243	3,251	3,259
Contract Labor	26,336	1,720	28,056	2,373	2,379	2,385	2,391	2,396
Employee Recruitment Expense	27,166	2,052	29,218	2,471	2,477	2,483	2,490	2,496
Payroll Taxes	1,262,911	103,083	1,365,995	—	—	—	—	—
Payroll Processing Fees	24,272	2,115	26,387	—	—	—	—	—
Employee Health Insurance	2,125,260	222,376	2,347,636	—	—	—	—	—
Legal & Professional Fees	50,176	5,262	55,438	46,479	46,497	46,514	46,531	46,549
Office Supplies	272,693	28,946	301,639	22,960	21,921	25,271	23,130	22,082
Copier Supplies	7,336	829	8,165	691	692	694	696	697
Software Expense	8,875	2,034	10,909	923	925	927	930	932
Telephone Expense	200,168	21,253	221,421	19,514	18,631	21,478	19,658	18,768
Printing	23,135	2,176	25,312	3,120	2,978	3,434	3,143	3,000
Postage	150,956	14,383	165,339	10,706	10,221	11,783	10,785	10,297
Shipping	296,930	22,057	318,987	32,732	31,250	36,026	32,974	31,481
Strategic Partners Expense	15,235	2,668	17,903	1,492	1,492	1,492	1,492	1,492
Insurance Expense	59,415	5,425	64,840	13,401	13,415	13,428	13,442	13,455
Q C Appraisals	2,708,478	290,370	2,998,848	278,279	265,681	306,284	280,336	267,639
Q C Appraisals (Contra)	(2,649,845)	(266,195)	(2,916,040)	(270,595)	(258,344)	(297,826)	(272,595)	(260,249)
Q C Reverifications	(34,620)	(25,206)	(59,826)	(5,552)	(5,300)	(6,110)	(5,593)	(5,339)
In-File Credit Reports	103,018	3,164	106,182	9,853	9,407	10,845	9,926	9,476
Mtg. Credit Reports	1,070,286	119,526	1,189,812	110,409	105,411	121,520	111,225	106,188
Mtg. Credit Reports (Contra)	(967,823)	(119,392)	(1,087,216)	(100,889)	(96,321)	(111,041)	(101,634)	(97,031)
Outsourced External Data / Verifications	247,004	21,808	268,812	24,945	23,815	27,455	25,129	23,991
External Collateral Reviews	(18,495)	(227)	(18,722)	(1,737)	(1,659)	(1,912)	(1,750)	(1,671)
Filing Fees	(348)	—	(348)	(32)	(31)	(36)	(33)	(31)
High Cost Check	(16,839)	(1,109)	(17,949)	(1,666)	(1,590)	(1,833)	(1,678)	(1,602)
High Cost Check (Contra)	—	—	—	—	—	—	—	—
Depreciation	492,819	44,538	537,356	45,451	45,563	45,675	45,787	45,899
Fares and Lodging	46,806	3,898	50,704	8,577	8,599	8,620	8,641	8,662
Meals - Travel (Reclassified)	886	105	992	168	168	169	169	169
Auto Expense Reimbursement	1,652	106	1,758	297	298	299	300	300
Conference Expense	49,071	5,428	54,499	9,219	9,242	9,265	9,288	9,310
Entertainment-50% Deductible (Reclass)	13,441	1,136	14,576	2,466	2,472	2,478	2,484	2,490
Meals & Entertainment	162	—	162	27	27	27	28	28
Advertising	91,335	5,626	96,961	16,403	16,443	16,483	16,524	16,564
Contributions	350	—	350	59	59	60	60	60
Business Promotion	6,419	217	6,636	1,123	1,125	1,128	1,131	1,134
Lease-Co Location-AT&T	67,837	7,607	75,444	—	—	—	—	—
Physical Storage Fees	5,776	534	6,310	534	535	536	538	539
Document Recycling	71,661	6,213	77,874	6,587	6,603	6,619	6,636	6,652
Equipment Expense	289,850	28,426	318,276	26,921	26,987	27,053	27,120	27,186
Hardware & Software Maintenance	141,459	12,764	154,222	13,045	13,077	13,109	13,141	13,173
Processing & Administration Fees	5,220	306	5,526	467	469	470	471	472
Dues & Subscriptions	4,950	808	5,759	487	488	489	491	492
Miscellaneous Taxes	24,592	1,434	26,026	2,201	2,207	2,212	2,218	2,223
Miscellaneous Expense	(120)	—	(120)	(10)	(10)	(10)	(10)	(10)
Bank Account Fees	15,248	1,264	16,512	1,397	1,400	1,403	1,407	1,410
Bad Debt Expense	106,695	20,915	127,610	10,794	10,820	10,847	10,873	10,900
Building-Taxes & Insurance	93,525	8,998	102,523	8,672	8,693	8,714	8,736	8,757
Building-Maintenance & Supplies	175,087	12,432	187,519	15,861	15,900	15,939	15,978	16,017
Building-Utilities	168,453	16,074	184,527	15,608	15,646	15,685	15,723	15,762

TOTAL EXPENSES	22,166,624	2,496,287	24,662,910	2,248,227	2,254,645	2,245,692	2,315,520	2,320,726

Net Income before Taxes, Interest & Restructuring Costs	6,926,268	183,866	7,110,134	623,397	495,806	889,445	571,611	444,495
Provision for Income Taxes	137,500	12,500	150,000	165,125	37,364	287,084	124,128	113,553
Bankruptcy Expenses [2]	2,003,784	250,000	2,253,784	200,000	400,000	—	100,000	—
Interest Expense [3]	—	—	—	—	—	153,333	153,333	153,333

Net Income	$4,784,984	$(78,634)	$4,706,351	$258,272	$58,442	$449,028	$194,150	$177,609

Source: Adfitech Projections prepared by Debtor updated with actuals through November 2009.

Notes:

[1]	Actual through November 2009
[2]	Bankruptcy expenses represent actuals through October 2009 and represent projected allocations for November 2009 through March 2010.
[3]	Assumes a $23,000,000 interest-only balloon payment loan at the end of a 10 year term at an 8% interest rate.

Exhibit C.4

Adfitech, Inc.

Income Statement Projections

(Amounts in Actual $)

	Jun-10	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Dec-10	YTD Dec-10
REVENUES
Post Funding Quality Control	$2,853,810	$2,599,450	$2,864,979	$2,740,084	$2,745,415	$2,619,758	$2,887,318	$32,440,742
Professional Fees	743	743	743	743	743	743	743	8,920
Post Closing Services	187,500	187,500	231,250	266,250	301,250	336,250	371,250	2,818,750
Pre-funding QC	2,330	2,330	2,330	2,330	2,330	2,330	2,330	27,955
Imaging	—	—	—	—	—	—	—	—
Occupancy Verification Fee	96	96	96	96	96	96	96	1,150
Document Retrieval	34,897	31,724	34,897	33,311	33,311	31,724	34,897	396,266
Interest Income from Banks	—	—	—	—	—	—	—	—
Late Charges	357	357	357	357	357	357	357	4,285
Quality Jobs Income	32,600	32,600	32,600	32,600	32,600	32,600	32,600	391,199
Miscellaneous Income	—	—	—	—	—	—	—	—

TOTAL REVENUE	3,112,332	2,854,800	3,167,252	3,075,770	3,116,101	3,023,858	3,329,591	36,089,268

EXPENSES
Salaries	$1,908,562	$1,895,478	$1,884,427	$1,924,786	$1,980,724	$1,968,804	$1,997,125	$22,966,069
Salaries - Additional Files & O/T	—	—	—	—	—	—	—	—
Benefits - 401K Matching	—	—	—	—	—	—	—	—
Employee Appreciation & Development	4,630	4,641	4,652	4,664	4,675	4,686	4,697	55,626
Employee Banquet	3,267	3,275	3,283	3,291	3,299	3,307	3,315	39,250
Contract Labor	2,402	2,408	2,414	2,420	2,426	2,432	2,437	28,863
Employee Recruitment Expense	2,502	2,508	2,514	2,520	2,526	2,532	2,538	30,058
Payroll Taxes	—	—	—	—	—	—	—	—
Payroll Processing Fees	—	—	—	—	—	—	—	—
Employee Health Insurance	—	—	—	—	—	—	—	—
Legal & Professional Fees	46,566	46,583	46,601	46,618	46,635	46,653	46,670	558,897
Office Supplies	25,111	22,883	25,233	24,144	24,203	23,106	25,477	285,520
Copier Supplies	699	701	703	704	706	708	709	8,399
Software Expense	934	936	939	941	943	945	948	11,222
Telephone Expense	21,342	19,449	21,446	20,520	20,570	19,638	21,653	242,666
Printing	3,412	3,109	3,428	3,280	3,288	3,139	3,462	38,794
Postage	11,709	10,670	11,766	11,258	11,285	10,774	11,880	133,134
Shipping	35,798	32,623	35,972	34,420	34,503	32,940	36,321	407,040
Strategic Partners Expense	1,492	1,492	1,492	1,492	1,492	1,492	1,492	17,903
Insurance Expense	13,469	13,482	13,496	13,509	13,523	13,536	13,550	161,708
Q C Appraisals	304,344	277,349	305,825	292,630	293,337	280,042	308,787	3,460,532
Q C Appraisals (Contra)	(295,940)	(269,691)	(297,380)	(284,550)	(285,237)	(272,309)	(300,260)	(3,364,976)
Q C Reverifications	(6,072)	(5,533)	(6,101)	(5,838)	(5,852)	(5,587)	(6,160)	(69,036)
In-File Credit Reports	10,776	9,820	10,829	10,361	10,386	9,916	10,933	122,529
Mtg. Credit Reports	120,750	110,040	121,338	116,103	116,383	111,108	122,513	1,372,988
Mtg. Credit Reports (Contra)	(110,338)	(100,551)	(110,875)	(106,092)	(106,348)	(101,528)	(111,949)	(1,254,597)
Outsourced External Data / Verifications	27,281	24,861	27,414	26,231	26,294	25,103	27,679	310,197
External Collateral Reviews	(1,900)	(1,731)	(1,909)	(1,827)	(1,831)	(1,748)	(1,928)	(21,604)
Filing Fees	(35)	(32)	(35)	(34)	(34)	(33)	(36)	(402)
High Cost Check	(1,822)	(1,660)	(1,830)	(1,751)	(1,756)	(1,676)	(1,848)	(20,712)
High Cost Check (Contra)	—	—	—	—	—	—	—	—
Depreciation	46,011	46,123	46,235	46,347	46,459	46,571	46,683	552,805
Fares and Lodging	8,683	8,704	8,725	8,746	8,768	8,789	8,810	104,323
Meals - Travel (Reclassified)	170	170	171	171	171	172	172	2,040
Auto Expense Reimbursement	301	302	303	303	304	305	306	3,618
Conference Expense	9,333	9,356	9,378	9,401	9,424	9,447	9,469	112,132
Entertainment-50% Deductible (Reclass)	2,496	2,502	2,508	2,514	2,521	2,527	2,533	29,991
Meals & Entertainment	28	28	28	28	28	28	28	333
Advertising	16,605	16,645	16,685	16,726	16,766	16,807	16,847	199,497
Contributions	60	60	60	60	61	61	61	720
Business Promotion	1,136	1,139	1,142	1,145	1,147	1,150	1,153	13,653
Lease-Co Location-AT&T	—	—	—	—	—	—	—	—
Physical Storage Fees	540	542	543	544	546	547	548	6,491
Document Recycling	6,668	6,684	6,700	6,717	6,733	6,749	6,765	80,113
Equipment Expense	27,252	27,319	27,385	27,451	27,518	27,584	27,650	327,426
Hardware & Software Maintenance	13,205	13,237	13,270	13,302	13,334	13,366	13,398	158,656
Processing & Administration Fees	473	474	475	477	478	479	480	5,685
Dues & Subscriptions	493	494	495	497	498	499	500	5,924
Miscellaneous Taxes	2,228	2,234	2,239	2,245	2,250	2,256	2,261	26,774
Miscellaneous Expense	(10)	(10)	(10)	(10)	(10)	(10)	(10)	(123)
Bank Account Fees	1,414	1,417	1,421	1,424	1,428	1,431	1,434	16,986
Bad Debt Expense	10,927	10,953	10,980	11,006	11,033	11,060	11,086	131,279
Building-Taxes & Insurance	8,779	8,800	8,821	8,843	8,864	8,885	8,907	105,470
Building-Maintenance & Supplies	16,056	16,095	16,134	16,174	16,213	16,252	16,291	192,910
Building-Utilities	15,800	15,839	15,877	15,915	15,954	15,992	16,031	189,832

TOTAL EXPENSES	2,317,587	2,292,219	2,295,204	2,329,828	2,386,626	2,368,922	2,411,408	27,786,603

Net Income before Taxes, Interest & Restructuring Costs	794,746	562,581	872,048	745,942	729,475	654,936	918,183	8,302,665
Provision for Income Taxes	250,151	159,607	280,299	231,118	224,696	195,625	298,291	2,367,041
Bankruptcy Expenses [2]	—	—	—	—	—	—	—	700,000
Interest Expense [3]	153,333	153,333	153,333	153,333	153,333	153,333	153,333	1,533,330

Net Income	$391,262	$249,641	$438,416	$361,492	$351,447	$305,978	$466,558	$3,702,294

Source: Adfitech Projections prepared by Debtor updated with actuals through November 2009.

Notes:

[1]	Actual through November 2009
[2]	Bankruptcy expenses represent actuals through October 2009 and represent projected allocations for November 2009 through March 2010.
[3]	Assumes a $23,000,000 interest-only balloon payment loan at the end of a 10 year term at an 8% interest rate.

Exhibit C.5

Adfitech, Inc.

Cash Flow Projections

(Amounts in Actual $)

					Post Confirmation
	Nov-09	Dec-09	Jan-10	Feb-10	Feb-10	Mar-10	Apr-10	May-10	Jun-10
Beginning Cash	$10,820,391	$11,242,672	$10,931,015	$10,484,990	$10,953,782	$7,942,782	$7,836,562	$8,424,515	$8,813,911
Cash Flows from Operating Activities
Net Income, net of bankruptcy costs, taxes and interest payments	597,002	183,866	623,397	495,806	—	889,445	571,611	444,495	794,746
Adjustments to reconcile to cash provided by operations
Depreciation	44,719	44,538	45,451	45,563	—	45,675	45,787	45,899	46,011
Change in Receivables	(176,726)	(477,551)	(224,665)	174,788	—	(555,924)	358,016	175,889	(501,739)
Change in Prepaid Expenses	9,800	(97,309)	—	—	—	—	—	—	—
Change in Payables	(5,100)	—	—	—	—	—	—	—	—
Income Taxes	(12,500)	(12,500)	(165,125)	(37,364)	—	(287,084)	(124,128)	(113,553)	(250,151)
Interest Payments	—	—	—	—	—	(153,333)	(153,333)	(153,333)	(153,333)

Net Cash Flows from Operating Activities	467,397	(358,957)	279,058	678,793	—	(61,221)	697,953	399,397	(64,466)

Cash Flows from Investing Activities
Capital Expenditures	(45,115)	47,300	—	(10,000)	—	(45,000)	(10,000)	(10,000)	(10,000)

Net Cash Flows from Investing Activities	(45,115)	47,300	—	(10,000)	—	(45,000)	(10,000)	(10,000)	(10,000)

Cash Flows from Financing Activities
Increase in long-term debt	—	—	—	—	—	—	—	—	—

Net Cash Flows from Financing Activities	—	—	—	—	—	—	—	—	—

Cash Flows Related to Bankruptcy
Bankruptcy expenses	—	—	(725,084)	(200,000)	—	—	(100,000)	—	—
Distribution to creditors	—	—	—	—	(3,011,000)	—	—	—	—

Net Cash Flows Related to Bankruptcy	—	—	(725,084)	(200,000)	(3,011,000)	—	(100,000)	—	—

Net Increase (Decrease) in Cash	422,282	(311,657)	(446,025)	468,793	(3,011,000)	(106,221)	587,953	389,397	(74,466)
Ending Cash	$11,242,672	$10,931,015	$10,484,990	$10,953,782	$7,942,782	$7,836,562	$8,424,515	$8,813,911	$8,739,445

Source: Adfitech Projections prepared by Debtor updated with actuals through November 2009 and additional estimated bankruptcy costs through March 2010.

Exhibit C.5

Adfitech, Inc.

Cash Flow Projections

(Amounts in Actual $)

	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Dec-10	2011	2012	2013
Beginning Cash	$8,739,445	$9,397,063	$9,427,792	$9,963,818	$10,299,443	$10,781,314	$10,848,688	$15,888,525	$19,640,446
Cash Flows from Operating Activities
Net Income, net of bankruptcy costs, taxes and interest payments	562,581	872,048	745,942	729,475	654,936	918,183	8,144,515	7,409,913	6,737,208
Adjustments to reconcile to cash provided by operations
Depreciation	46,123	46,235	46,347	46,459	46,571	46,683	570,269	592,435	608,556
Change in Receivables	371,853	(443,922)	138,187	(52,281)	139,323	(435,867)	753,811	(113,164)	134,986
Change in Prepaid Expenses	—	—	—	—	—	—	—	—	—
Change in Payables	—	—	—	—	—	—	—	—	—
Income Taxes	(159,607)	(280,299)	(231,118)	(224,696)	(195,625)	(298,291)	(2,458,762)	(2,172,268)	(1,909,913)
Interest Payments	(153,333)	(153,333)	(153,333)	(153,333)	(153,333)	(153,333)	(1,839,996)	(1,839,996)	(1,839,996)

Net Cash Flows from Operating Activities	667,618	40,729	546,026	345,625	491,871	77,375	5,169,837	3,876,920	3,730,841

Cash Flows from Investing Activities
Capital Expenditures	(10,000)	(10,000)	(10,000)	(10,000)	(10,000)	(10,000)	(130,000)	(125,000)	(135,000)

Net Cash Flows from Investing Activities	(10,000)	(10,000)	(10,000)	(10,000)	(10,000)	(10,000)	(130,000)	(125,000)	(135,000)

Cash Flows from Financing Activities
Increase in long-term debt	—	—	—	—	—	—	—	—	—

Net Cash Flows from Financing Activities	—	—	—	—	—	—	—	—	—

Cash Flows Related to Bankruptcy
Bankruptcy expenses	—	—	—	—	—	—	—	—	—
Distribution to creditors	—	—	—	—	—	—	—	—	—

Net Cash Flows Related to Bankruptcy	—	—	—	—	—	—	—	—	—

Net Increase (Decrease) in Cash	657,618	30,729	536,026	335,625	481,871	67,375	5,039,837	3,751,920	3,595,841
Ending Cash	$9,397,063	$9,427,792	$9,963,818	$10,299,443	$10,781,314	$10,848,688	$15,888,525	$19,640,446	$23,236,287

Source: Adfitech Projections prepared by Debtor updated with actuals through November 2009 and additional estimated bankruptcy costs through March 2010.